Exhibit 99.1

ITEM 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of

Caesars Entertainment Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Caesars Entertainment Corporation and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income/(loss), stockholders’ equity/(deficit), and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2020 (not presented herein), expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill and Other Intangible Assets — Refer to Note 7 to the Financial Statements

Critical Audit Matter Description

The Company’s evaluation of goodwill and indefinite-lived intangible assets (“intangible assets”) for impairment involves the comparison of the fair value of each reporting unit or intangible asset to its respective carrying value.

The Company determines the estimated fair value of its reporting units based on a combination of earnings before interest, taxes, depreciation, and amortization (“EBITDA”), valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. The Company determines the fair value of its intangible assets using either the relief from royalty method or excess earnings method under the income approach. The determination of fair value of its reporting units and intangible assets requires management to make significant assumptions and estimates about revenues and EBITDA giving effect to expected changes in operating results in future years (collectively the “financial projections”). Changes in these estimates could have a significant impact on the fair value of the Company’s reporting units and intangible assets and the amount of a goodwill or intangible asset impairment charge, if any.

The Company’s goodwill balance was $4,012 million as of December 31, 2019, of which $896 million was related to reporting units within the Other U.S. segment and $27 million was related to the UK reporting units in the All Other segment. The Company performed its annual goodwill impairment assessment as of October 1, 2019 and determined that the fair value of each reporting unit within the Other U.S. segment, was in excess of its carrying value, except for the Horseshoe Hammond reporting unit, for which the Company recorded a $27 million impairment charge for the year ended December 31, 2019. Additionally, another reporting unit within the Other U.S. segment and a reporting unit within the All Other segment had estimated fair values that exceeded their respective carrying values by a margin of 13% and 9%, respectively.

The Company’s intangible assets balance was $2,554 million as of December 31, 2019, including $1,525 million of gaming rights. The fair value of each of the Company’s gaming rights was in excess of its carrying value, except for the Caesars Entertainment UK (“CEUK”) and Horseshoe Hammond gaming rights, for which the Company recorded a $50 million impairment charge and an $11 million impairment charge, respectively, for the year ended December 31, 2019.

Management’s financial projections used to determine the fair value of these reporting units and intangible assets within the Other U.S. and All Other segments involve significant assumptions and estimates regarding future revenue growth and EBITDA. Therefore, our audit procedures to evaluate the reasonableness of management’s financial projections required a higher degree of auditor judgment as well as an increased level of audit effort and the need to use more experienced audit professionals.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s financial projections for these reporting units and intangible assets within the Other U.S. and All Other segments, included the following, among others:

•	We tested the effectiveness of the Company’s internal controls over goodwill and intangible assets, including internal controls over management’s financial projections.

•	We evaluated management’s ability to estimate financial projections by comparing actual results to management’s historical financial projections.

•	We assessed the sensitivity of goodwill and intangible asset impairment conclusions to changes in assumptions and estimates used in management’s financial projections.

•	We compared management’s assumptions and estimates related to the regional gaming industry and expected economic trends to information in analyst and gaming industry reports.

•

For certain reporting units within the Other U.S. segment we evaluated the assumptions and estimates included in management’s financial projections by: (1) conducting corroborative inquiries with regional and property management and other relevant departments; (2) comparing management’s projected cost savings, synergies, and earnings growth estimates with historical results achieved; (3) evaluating management’s estimate of the impact of new competitive pressures by analyzing recent competitive pressures at comparable properties; and (4) evaluating management’s estimate of the impact of the expansion of gaming activities by analyzing trends at comparable properties.

•	For the CEUK reporting unit we performed quantitative analysis and corroborative inquiries to evaluate management’s estimate of the impact of legal and regulatory matters.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

February 25, 2020

We have served as the Company’s auditor since 2002.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions, except par value)	2019	2018
Assets
Current assets
Cash and cash equivalents ($8 and $14 attributable to our VIEs)	$1,755	$1,491
Restricted cash	117	115
Receivables, net	437	457
Due from affiliates, net	41	6
Prepayments and other current assets ($4 and $6 attributable to our VIEs)	174	155
Inventories	35	41
Assets held for sale	50	—

Total current assets	2,609	2,265
Property and equipment, net ($212 and $137 attributable to our VIEs)	14,976	16,045
Goodwill	4,012	4,044
Intangible assets other than goodwill	2,824	2,977
Restricted cash	12	51
Deferred income taxes	2	10
Deferred charges and other assets ($26 and $35 attributable to our VIEs)	910	383

Total assets	$25,345	$25,775

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($97 and $41 attributable to our VIEs)	$444	$399
Accrued expenses and other current liabilities ($2 and $1 attributable to our VIEs)	1,323	1,217
Interest payable	33	56
Contract liabilities	178	144
Current portion of financing obligations	21	20
Current portion of long-term debt	64	164

Total current liabilities	2,063	2,000
Financing obligations	10,070	10,057
Long-term debt	8,478	8,801
Deferred income taxes	555	730
Deferred credits and other liabilities ($18 and $5 attributable to our VIEs)	1,968	849

Total liabilities	23,134	22,437

Commitments and contingencies (See Note 11)
Stockholders’ equity
Common stock: voting, $0.01 par value, 682 and 670 shares issued, respectively	7	7
Treasury stock: 48 and 46 shares, respectively	(510)	(485)
Additional paid-in capital	14,262	14,124
Accumulated deficit	(11,567)	(10,372)
Accumulated other comprehensive loss	(61)	(24)

Total Caesars stockholders’ equity	2,131	3,250
Noncontrolling interests	80	88

Total stockholders’ equity	2,211	3,338

Total liabilities and stockholders’ equity	$25,345	$25,775

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In millions, except per share data)	2019	2018	2017
Revenues
Casino	$4,448	$4,247	$2,168
Food and beverage	1,618	1,574	982
Rooms	1,581	1,519	1,074
Other revenue	824	789	584
Management fees	59	60	12
Reimbursed management costs	212	202	48

Net revenues	8,742	8,391	4,868

Operating expenses
Direct
Casino	2,511	2,380	1,202
Food and beverage	1,113	1,092	682
Rooms	486	472	353
Property, general, administrative, and other	1,882	1,796	1,153
Reimbursable management costs	212	202	48
Depreciation and amortization	1,021	1,145	626
Impairment of goodwill	27	43	—
Impairment of tangible and other intangible assets	441	35	—
Corporate expense	295	332	202
Other operating costs	136	155	65

Total operating expenses	8,124	7,652	4,331

Income from operations	618	739	537
Interest expense	(1,370)	(1,346)	(773)
Gain on deconsolidation of subsidiaries	—	—	31
Restructuring and support expenses	—	—	(2,028)
Loss on extinguishment of debt	—	(1)	(232)
Other income/(loss)	(587)	791	95

Income/(loss) before income taxes	(1,339)	183	(2,370)
Income tax benefit	141	121	1,995

Net income/(loss)	(1,198)	304	(375)
Net (income)/loss attributable to noncontrolling interests	3	(1)	7

Net income/(loss) attributable to Caesars	$(1,195)	$303	$(368)

Earnings/(loss) per share - basic and diluted (see Note 14)
Basic earnings/(loss) per share	$(1.77)	$0.44	$(1.32)
Diluted loss per share	$(1.77)	$(0.25)	$(1.32)
Weighted-average common shares outstanding - basic	676	686	279
Weighted-average common shares outstanding - diluted	676	841	279

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

	Years Ended December 31,
(In millions)	2019	2018	2017
Net income/(loss)	$(1,198)	$304	$(375)

Foreign currency translation adjustments	(3)	(22)	9
Change in fair market value of interest rate swaps, net of tax	(41)	(13)	—
Other	2	1	(3)

Other comprehensive income/(loss), net of income taxes	(42)	(34)	6

Comprehensive income/(loss)	(1,240)	270	(369)

Amounts attributable to noncontrolling interests:
Net (income)/loss attributable to noncontrolling interests	3	(1)	7
Foreign currency translation adjustments	5	4	—

Comprehensive loss attributable to noncontrolling interests	8	3	7

Comprehensive income/(loss) attributable to Caesars	$(1,232)	$273	$(362)

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIT)

	Caesars Stockholders’ Equity/(Deficit)
(In millions)	Common Stock	Treasury Stock	Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Caesars Stockholders’ Equity/ (Deficit)	Non controlling Interests	Total Equity/ (Deficit)
Balance as of January 1, 2017	$1	$(29)	$8,676	$(10,307)	$(1)	$(1,660)	$53	$(1,607)
Net loss	—	—	—	(368)	—	(368)	(7)	(375)
Stock-based compensation	—	(9)	53	—	—	44	—	44
Bankruptcy emergence and acquisition of OpCo (1)	4	(114)	5,321	—	—	5,211	(35)	5,176
CAC Merger (1)	2	—	(2)	—	—	—	—	—
Consolidation of Korea Joint Venture (2)	—	—	—	—	1	1	57	58
Other comprehensive income, net of tax	—	—	—	—	6	6	—	6
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	—	—	3	3
Other	—	—	(8)	—	—	(8)	—	(8)

Balance as of December 31, 2017	7	(152)	14,040	(10,675)	6	3,226	71	3,297
Net income	—	—	—	303	—	303	1	304
Stock-based compensation	—	(22)	84	—	—	62	—	62
Repurchase of common stock	—	(311)	—	—	—	(311)	—	(311)
Other comprehensive loss, net of tax	—	—	—	—	(30)	(30)	(4)	(34)
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	—	—	20	20

Balance as of December 31, 2018	7	(485)	14,124	(10,372)	(24)	3,250	88	3,338
Net loss	—	—	—	(1,195)	—	(1,195)	(3)	(1,198)
Stock-based compensation	—	(28)	138	—	—	110	—	110
Other comprehensive loss, net of tax	—	—	—	—	(37)	(37)	(5)	(42)
Other	—	3	—	—	—	3	—	3

Balance as of December 31, 2019	$7	$(510)	$14,262	$(11,567)	$(61)	$2,131	$80	$2,211

(1)	See Note 1 .
(2)	See Note 2.

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2019	2018	2017
Cash flows from operating activities
Net income/(loss)	$(1,198)	$304	$(375)
Adjustments to reconcile net income/(loss) to cash flows from operating activities:
Non-cash change in restructuring accrual	—	—	2,065
Interest accrued on financing obligations	131	142	27
Deferred income taxes	(152)	(145)	(1,858)
Gain on deconsolidation of subsidiaries	—	—	(31)
Depreciation and amortization	1,021	1,145	626
Loss on extinguishment of debt	—	1	232
Change in fair value of derivative liability	620	(697)	(64)
Operating lease expense	35	—	—
Stock-based compensation expense	88	79	43
Amortization of deferred finance costs and debt discount/premium	17	15	26
Provision for doubtful accounts	26	21	8
Impairment of goodwill	27	43	—
Impairment of intangible and tangible assets	441	35	—
Other non-cash adjustments to net income/(loss)	17	(28)	32
Net changes in:
Accounts receivable	(9)	14	(75)
Due from affiliates, net	(35)	5	(55)
Inventories, prepayments and other current assets	(14)	76	64
Deferred charges and other assets	20	(69)	(26)
Accounts payable	6	(78)	(4)
Interest payable	(24)	19	(35)
Accrued expenses	11	(101)	15
Contract liabilities	47	18	3
Operating lease liability	(34)	—	—
Restructuring accruals	—	—	(2,880)
Deferred credits and other liabilities	(42)	(6)	(63)
Other	8	(7)	2

Cash flows provided by/(used in) operating activities	1,007	786	(2,323)

Cash flows from investing activities
Acquisition of property and equipment, net of change in related payables	(829)	(565)	(598)
Acquisition of businesses, net of cash and restricted cash acquired	—	(1,578)	561
Deconsolidation of subsidiary cash	—	—	(57)
Consolidation of Korea Joint Venture	—	—	19
Proceeds from sale of Rio	470	—	—
Payments to acquire certain gaming rights	—	(20)	—
Payments to acquire investments	(13)	(22)	(12)
Proceeds from the sale and maturity of investments	32	43	33
Other	12	7	(1)

Cash flows used in investing activities	(328)	(2,135)	(55)

Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	—	1,167	7,550
Debt issuance and extension costs and fees	(28)	(5)	(288)
Repayments of long-term debt and revolving credit facilities	(414)	(1,130)	(7,846)
Proceeds from sale-leaseback financing arrangement	—	745	1,136

	Years Ended December 31,
(In millions)	2|019	2018	2017
Proceeds from the issuance of common stock	47	6	11
Repurchase of common stock	—	(311)	—
Distribution of CIE sale proceeds	—	—	(63)
Taxes paid related to net share settlement of equity awards	(28)	(22)	(11)
Financing obligation payments	(22)	(173)	(54)
Contributions from noncontrolling interest owners	—	20	—
Distributions to noncontrolling interest owners	(1)	—	(6)

Cash flows provided by/(used in) financing activities	(446)	297	429

Change in cash, cash equivalents, and restricted cash classified as assets held for sale	(6)	—	—

Net increase/(decrease) in cash, cash equivalents, and restricted cash	227	(1,052)	(1,949)
Cash, cash equivalents, and restricted cash, beginning of period	1,657	2,709	4,658

Cash, cash equivalents, and restricted cash, end of period	$1,884	$1,657	$2,709

Supplemental Cash Flow Information
Cash paid for interest	$1,259	$1,169	$749
Cash paid for income taxes	6	8	7
Non-cash settlement of accrued restructuring and support expenses
Issuance of convertible notes and call right	—	—	2,349
Issuance of CEC common stock	—	—	3,435
Other non-cash investing and financing activities:
ROU assets obtained in exchange for new operating lease liabilities	104	—	—
Change in accrued capital expenditures	62	149	(6)
Deferred consideration for acquisition of Centaur	—	66	—
Financing for sale of Rio	34	—	—

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In this filing, the name “CEC” refers to the parent holding company, Caesars Entertainment Corporation, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “Company,” “Caesars,” “Caesars Entertainment,” “we,” “our,” and “us” refer to Caesars Entertainment Corporation, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.

We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Consolidated Statements of Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to our Consolidated Financial Statements included herein.

Note 1 — Description of Business

Organization

CEC is primarily a holding company with no independent operations of its own. Caesars Entertainment operates the business primarily through its wholly owned subsidiaries CEOC, LLC (“CEOC LLC”) and Caesars Resort Collection, LLC (“CRC”). As of December 31, 2019, Caesars Entertainment has a total of 53 properties in 14 U.S. states and five countries outside of the U.S., including 49 casino properties. Nine casinos are in Las Vegas, which represented 45% of net revenues for the year ended December 31, 2019. In addition to our properties, other domestic and international properties, including Harrah’s Northern California, are authorized to use the brands and marks of Caesars Entertainment Corporation.

We lease certain real property assets from third parties, including VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”). See Note 10.

Proposed Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.

On June 24, 2019, Caesars, Eldorado Resorts, Inc., a Nevada corporation (“Eldorado”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Caesars (the “Merger”), with Caesars continuing as the surviving corporation and a direct wholly owned subsidiary of Eldorado. On November 15, 2019, the respective stockholders of Caesars and Eldorado voted to approve the Merger. The transaction is expected to close in the first half of 2020. In connection with the Merger, Eldorado will change its name to Caesars Entertainment, Inc.

Based on the terms and subject to the conditions set forth in the Merger Agreement, the aggregate consideration payable by Eldorado in respect of outstanding shares of common stock of Caesars (“Caesars Common Stock”) will be (a) an amount of cash equal to (i) the sum of (A) $8.40 plus (B) if the applicable closing conditions set forth in the Merger Agreement are not satisfied by March 25, 2020, an amount equal to $0.003333 for each day from March 25, 2020 until the closing date of the Merger (the “Closing Date”), multiplied by (ii) a number of shares of Caesars Common Stock (the “Aggregate Caesars Share Amount”) equal to (A) 682,161,838 (which includes 8,271,660 shares being held in escrow trust to satisfy unsecured claims pursuant to the Third Amended Joint Plan of Reorganization, filed with the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on January 13, 2017, at Docket No. 6318) plus (B) the number of shares of Caesars Common Stock issued after June 24, 2019 and prior to the effective time of the Merger pursuant to the exercise of certain equity awards issued under Caesars stock plans or conversion of the CEC Convertible Notes (as defined below) (the “Aggregate Cash Amount”); and (b) a number of shares of common stock of Eldorado (“Eldorado Common Stock”) equal to 0.0899 multiplied by the Aggregate Caesars Share Amount (the “Aggregate Eldorado Share Amount”). Each holder of shares of Caesars Common Stock will be entitled to elect to receive, for each share of Caesars Common Stock held by such holder, either an amount of cash or a number of shares of Eldorado Common Stock, with value (based on the Eldorado Common Stock VWAP, as defined below) equal to the Per Share Amount. The “Per Share Amount” is equal to (a) (i) the Aggregate Cash Amount, plus (ii) the product of (A) the Aggregate Eldorado Share Amount

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and (B) the volume weighted average price of a share of Eldorado Common Stock for a ten trading day period, starting with the opening of trading on the 11th trading day prior to the anticipated Closing Date to the closing of trading on the second to last trading day prior to the anticipated Closing Date (the “Eldorado Common Stock VWAP”), divided by (b) the Aggregate Caesars Share Amount.

Elections by Caesars stockholders are subject to proration such that the aggregate amount of cash paid in exchange for outstanding shares of Caesars Common Stock in the Merger will not exceed the Aggregate Cash Amount and the aggregate number of shares of Eldorado Common Stock issued in exchange for shares of Caesars Common Stock in the Merger will not exceed the Aggregate Eldorado Share Amount. Based on the number of shares of Eldorado Common Stock and Caesars Common Stock, and the principal amount of the CEC Convertible Notes, outstanding as of December 31, 2019, and assuming the Merger occurred on that date, Caesars stockholders who receive shares of Eldorado Common Stock in exchange for their shares of Caesars Common Stock in the Merger and holders of the CEC Convertible Notes (assuming that all CEC Convertible Notes are converted immediately following consummation of the Merger into $8.40 in cash and 0.0899 shares of Eldorado Common Stock for each share of Caesars Common Stock into which such CEC Convertible Notes were convertible immediately prior to the Merger) would be issued an aggregate of approximately 76 million shares of Eldorado Common Stock and would hold approximately 49.5%, in the aggregate, of the issued and outstanding shares of Eldorado Common Stock.

Outstanding options and other equity awards issued under Caesars’ stock plans will be treated in the manner set forth in the Merger Agreement. Upon completion of the Merger, any unexercised, vested, in-the-money stock options that are outstanding will be canceled in exchange for the Per Share Amount (or applicable portion thereof) in cash, reduced by the applicable exercise price. Unvested service-vesting stock options and restricted stock units will be converted into stock options and restricted stock units for Eldorado Common Stock and will retain their original vesting schedules. Performance-based stock options are expected to be canceled in connection with the consummation of the Merger. Performance stock units that are subject to total stockholder return performance-vesting conditions will be converted into performance stock units for Eldorado Common Stock and will continue to vest in accordance with their original terms, except the total stockholder return vesting conditions will be adjusted to be based on Eldorado’s total stockholder return performance. Performance stock units that are tied to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) performance conditions will vest at closing and be exchanged for the Per Share Amount (or applicable portion thereof) in cash. For EBITDA- and EBITDAR-based performance stock units that are eligible to vest in respect of performance achieved during the year in which the closing occurs, such vesting will be based on performance of applicable goals through the end of the month prior to the close and extrapolated through the remainder of the performance period and for EBITDA- and EBITDAR-based performance stock units that are eligible to vest in respect of a performance period that has not yet commenced as of the Closing Date, such vesting will be based on target-level performance.

The Merger Agreement contains customary representations and warranties by each of Caesars and Eldorado, and each party has agreed to customary covenants. Each of Caesars’ and Eldorado’s obligation to consummate the Merger remains subject to the satisfaction or waiver of certain conditions, including among others, the expiration or termination of any applicable waiting period under the HSR Act, the receipt of required regulatory approvals and other customary closing conditions. Other conditions to completing the Merger, such as obtaining stockholder approvals with respect to the Merger from each party’s stockholders and effecting certain amendments to the indenture governing the CEC Convertible Notes, have been satisfied.

The Merger Agreement also contains termination rights for each of Caesars and Eldorado under certain circumstances. If the Merger Agreement is terminated in certain circumstances relating to entry by Caesars into an alternative transaction, Caesars will be required to pay Eldorado a termination fee of approximately $418.4 million. The Merger Agreement also provides that Eldorado will be obligated to pay a termination fee of approximately $836.8 million to Caesars if the Merger Agreement is terminated (i) due to a law or order relating to gaming or antitrust laws that prohibits or permanently enjoins the consummation of the transactions, (ii) because the required regulatory approvals were not obtained prior to June 24, 2020 (subject to extension to a date no later than December 24, 2020 pursuant to the Merger Agreement) or (iii) due to Eldorado willfully and materially breaching certain obligations with respect to the actions required to be taken by Eldorado to obtain required antitrust approvals.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pursuant to the terms of the indenture governing the CEC Convertible Notes, on November 27, 2019, Caesars entered into a supplemental indenture to provide for conversion of the CEC Convertible Notes at and after the effective time of the Merger into the weighted average, per share of Caesars Common Stock, of the types and amounts of the merger consideration received by holders of Caesars Common Stock who affirmatively make a merger consideration election (or, if no holders of Caesars Common Stock make such an election, the types and amounts of merger consideration actually received by such holders of Caesars Common Stock). See Note 12 for additional information.

Rio All-Suite Hotel & Casino Disposition

On September 20, 2019, Rio Properties, LLC, a subsidiary of CEC, entered into a Purchase and Sale Agreement and Joint Escrow Instructions for certain assets of Rio All-Suite Hotel & Casino (“Rio”). During the quarter ended September 30, 2019, we recorded an impairment charge of $380 million, which included $6 million related to selling costs, as the carrying value was higher than the fair value. On December 5, 2019, the transaction was completed for a sales price of approximately $516 million. The sales price received includes $40 million in seller financing that we provided the buyer at a 9% interest rate, that is due to us in two years unless extended for an additional year. Interest may be paid monthly, or paid-in-kind at the option of the buyer. We received $470 million in cash proceeds, net of selling costs. In connection with the closing of the sale, we entered into a lease and trademark license under which we will continue to operate the property under the Rio trademark for an initial term of two years at an annual rent amount of approximately $45 million.

2018 Transactions with VICI

On July 11, 2018, we sold Octavius Tower at Caesars Palace (“Octavius Tower”) to VICI for $508 million in cash. Proceeds from the transaction were used to partially fund the closing of CEC’s acquisition of Centaur Holdings, LLC (“Centaur”). On December 26, 2018, we sold all land and real property improvements used in the operation of Harrah’s Philadelphia Casino and Racetrack (“Harrah’s Philadelphia”) as part of a sale and leaseback transaction with VICI for $242 million. We continue to operate under the long-term lease agreement terms for both Octavius Tower and Harrah’s Philadelphia.

These transactions did not qualify for sale-leaseback accounting resulting in the assets remaining on our Balance Sheet at their historical net book value and are depreciated over their remaining useful lives, while a financing obligation was recognized for the proceeds received.

Additionally, on December 26, 2018, we consummated modifications to certain of our existing lease agreements with VICI for consideration of $159 million, which reduced the purchase price we paid for Harrah’s Philadelphia and our financing obligation. The modifications, among other things, bring certain of the lease terms into alignment with other master leases in the sector and the long-term performance of the properties and create additional flexibility to facilitate our future development strategies.

Acquisition of Centaur Holdings, LLC

On July 16, 2018, we completed the acquisition of Centaur. Centaur operated Hoosier Park Racing & Casino (“Hoosier Park”) in Anderson, Indiana, and Indiana Grand Racing & Casino (“Indiana Grand”) in Shelbyville, Indiana. See Note 4 for additional information.

CEOC’s Emergence from Bankruptcy and CEC’s Merger with Caesars Acquisition Company

Caesars Entertainment Operating Company, Inc. (“CEOC”) and certain of its U.S. subsidiaries (collectively, the “Debtors”) voluntarily filed for reorganization on January 15, 2015 (the “Petition Date”), at which time CEC deconsolidated CEOC. The Debtors emerged from bankruptcy and consummated their reorganization pursuant to their third amended joint plan of reorganization (the “Plan”) on October 6, 2017 (the “Effective Date”). As part of its emergence from bankruptcy, CEOC reorganized into an operating company (“OpCo”) separate from its real property assets (“PropCo”). OpCo was acquired by CEC on the Effective Date and immediately merged with and into CEOC LLC. See Note 4 for additional information. CEOC LLC operates the properties and facilities formerly held by CEOC and leases the properties and facilities from VICI.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On the Effective Date, Caesars Acquisition Company (“CAC”) merged with and into CEC, with CEC as the surviving company (the “CAC Merger”). See Note 4 for additional information. The CAC Merger was accounted for as a reorganization of entities under common control, which resulted in CAC being consolidated into Caesars at book value as an equity transaction for all periods presented.

Summary of CAC Merger and CEOC Emergence Transactions

(In millions)	CAC Merger	Restructuring Support Settlement	OpCo Acquisition	Total
Cash	$—	$2,787	$700	$3,487
CEC common stock (value)	2,894	3,435	1,774	8,103
CEC convertible notes (fair value)	—	2,172	—	2,172
Other consideration	—	177	—	177

Total consideration	$2,894	$8,571	$2,474	$13,939

CEC common stock (shares)	226	268	139	633

Restructuring and Support Expenses

Prior to the Effective Date, CEC made material financial commitments to support the reorganization of CEOC as described in the Plan. Our estimate of restructuring and support expenses was determined based on the total value of the consideration that was required by CEC to resolve claims and potential claims related to the reorganization.

Restructuring and support expenses for the year ended December 31, 2017 was $2.0 billion, recorded in the Statements of Operations. These were primarily composed of accruals for (i) forbearance fees and other payments to CEOC’s creditors that were settled in cash, (ii) a bank guaranty settlement related to the modification of CEC’s guarantee under CEOC’s senior secured credit facilities that was settled in cash, (iii) payments of CEOC’s creditors’ expenses, settlement charges, and other fees that were settled in cash, (iv) the issuance of CEC common stock, (v) the issuance of the $1.1 billion aggregate principal amount of 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”) (see Note 8 and Note 12), and (vi) the call right to purchase and leaseback the real property assets associated with Harrah’s Atlantic City, Harrah’s Laughlin, and Harrah’s New Orleans (the “VICI Call Right”) as other consideration (see Note 9). The total value of the consideration that was provided by CEC as of the Effective Date was $8.6 billion. See Restructuring Support Settlement in the table above.

Potential Divestitures

We are considering divestiture opportunities of non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value.

Note 2 — Basis of Presentation and Principles of Consolidation

Basis of Presentation and Use of Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Management believes the accounting estimates are appropriate and reasonably determined. Actual amounts could differ from those estimates.

In order to conform to the current year’s presentation, for the years ended December 31, 2018 and 2017, $35 million and $29 million, respectively, were reclassified from Direct operating expenses to Property, general, administrative, and other on our Statements of Operations with no effect on Net income/(loss).

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Adoption of New Lease Accounting Standard

On January 1, 2019, we adopted the new accounting standard Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), and all related amendments. See Note 10 for additional information and details on the effects of adopting the new standard.

Reportable Segments

We view each property as an operating segment and aggregate all such properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S., and (iii) All Other, which is consistent with how we manage the business. See Note 20.

Consolidation of Subsidiaries and Variable Interest Entities

Our consolidated financial statements include the accounts of Caesars Entertainment and its subsidiaries after elimination of all intercompany accounts and transactions.

We consolidate all subsidiaries in which we have a controlling financial interest and variable interest entities (“VIEs”) for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (i) affiliates that are more than 50% owned are consolidated; (ii) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (iii) investments in affiliates of 20% or less are generally accounted for using the cost method.

We consider ourselves the primary beneficiary of a VIE when we have both the power to direct the activities that most significantly affect the results of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. We review our investments for VIE consideration if a reconsideration event occurs to determine if the investment continues to qualify as a VIE. If we determine an investment no longer qualifies as a VIE, there may be a material impact to our financial statements.

Consolidation of Korea Joint Venture

CEC has a joint venture to acquire, develop, own, and operate a casino resort project in Incheon, South Korea (the “Korea JV”). We determined that the Korea JV is a VIE and CEC is the primary beneficiary, and therefore, we consolidate the Korea JV into our financial statements. As of December 31, 2019, the construction schedule for the project has been delayed and discussions regarding the project costs between us and our JV partner remain ongoing. On February 11, 2020, the primary subcontractor notified us that construction on the project has ceased pending resolution of the go-forward options as explained below. In addition, the external debt financing by the Korea JV has also been delayed, which has impacted the timing of equity capital contributions by us, and our joint venture partner, in accordance with our joint venture agreement. We are currently in discussions with our joint venture partner regarding the project costs and financing plan for the project, as well as evaluating all of our options under the terms of the joint venture agreement. Possible outcomes include completing the project and related financing as originally budgeted, adding an additional equity partner, selling all, or part, of the parties’ ownership interest in the Korea JV, liquidating the joint venture or taking any other steps including those that we may agree with our joint venture partner. These possible outcomes could result in a material impairment of assets of the Korea JV and could also change our conclusion that we are the primary beneficiary of the joint venture, which could result in a material charge upon deconsolidating the joint venture. As reported by the joint venture and consolidated in our financial statements, as of December 31, 2019, total net assets of $133 million was primarily composed of property and equipment recorded at cost basis, net of construction payable, of which we have a 50% interest.

Horseshoe Baltimore Casino

Through August 31, 2017, we consolidated Horseshoe Baltimore Casino (“Horseshoe Baltimore”) as a VIE for which we were the primary beneficiary. Due to the expiration of certain transfer restrictions, we were no longer considered the primary beneficiary and deconsolidated Horseshoe Baltimore.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Horseshoe Baltimore generated year-to-date net revenues of $190 million and net loss attributable to Caesars of $7 million until its deconsolidation effective August 31, 2017. Upon deconsolidation, we recognized a gain on deconsolidation of $31 million, and are accounting for Horseshoe Baltimore as an equity method investment subsequent to the deconsolidation. We estimated the fair value of the interest in Horseshoe Baltimore by weighting the results of the discounted cash flow method and the guideline public company method.

Horseshoe Baltimore continues to be a managed property of CEOC LLC subsequent to its deconsolidation, and transactions with Horseshoe Baltimore are not eliminated under the equity method of accounting. These related party transactions include but are not limited to items such as casino management fees paid to CEOC LLC, reimbursed management costs, and the allocation of other expenses. See Note 19.

Emerald Resort & Casino, South Africa Disposition

In May 2019, we entered into an initial agreement to sell Emerald Resort & Casino located in South Africa for total proceeds of approximately $51 million. We own 70% of this property while the remaining 30% is owned by local minority partners. Total cash proceeds for our 70% ownership and other adjustments total approximately $41 million. The transaction is expected to close in 2020, subject to regulatory approvals and other customary closing conditions. Subsequent to December 31, 2019, the seller informed us that pursuant to certain conditions in the agreement that they wished to renegotiate the previously agreed upon sales price. We still believe the transaction will close in 2020 and therefore still meets the criteria of assets as held for sale as of the balance sheet date. The following table summarizes assets and liabilities classified as held for sale within our All Other segment.

(In millions)	December 31, 2019
Cash and cash equivalents	$6
Property and equipment, net	26
Goodwill	5
Intangible assets other than goodwill	11
Other	2

Assets held for sale	$50

Current liabilities	$2
Deferred credits and other liabilities	4

Liabilities held for sale included in Accrued expenses and other current liabilities	$6

Harrah’s Reno Disposition

In December 2019, Caesars and VICI entered into an agreement to sell Harrah’s Reno to an affiliate of CAI Investments for $50 million. The proceeds of the transaction are expected to be split 75% to VICI and 25% to Caesars, while the annual rent payments under the Non-CPLV Master Lease between Caesars and VICI will remain unchanged. These assets and liabilities are not presented as held for sale in our Balance Sheets as the sale is contingent upon the closing of the Merger.

Note 3 — Summary of Significant Accounting Policies

Additional significant accounting policy disclosures are provided within the applicable notes to the Financial Statements.

Cash, Cash Equivalents, and Restricted Cash

Cash equivalents are highly liquid investments with original maturities of three months or less from the date of purchase and are stated at the lower of cost or market value. Our cash and cash equivalents as of December 31, 2019 and 2018 includes $8 million and $14 million, respectively, held by our consolidated VIE, which is not available for our use to fund operations or satisfy our obligations.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Restricted cash includes cash pledged as collateral for certain operating and capital expenditures in the normal course of business and certain other cash deposits that are for a specific purpose including $48 million as of December 31, 2019 that is held in the escrow trust for distribution to holders of disputed claims whose claims may ultimately become allowed (see Note 11). The classification of restricted cash between current and non-current is dependent upon the intended use of each particular reserve.

Reconciliation to Statements of Cash Flows

	As of December 31,
(In millions)	2019	2018
Cash and cash equivalents	$1,755	$1,491
Restricted cash, current	117	115
Restricted cash, non-current	12	51

Total cash, cash equivalents, and restricted cash	$1,884	$1,657

Advertising

The Company expenses the production costs of advertising the first time the advertising takes place or in the period when the services are rendered. Costs associated with certain of our recent sports contracts are included in advertising expense. Advertising expense was $117 million, $76 million, and $61 million, respectively, for the years ended December 31, 2019, 2018 and 2017. Advertising expense is included in Property, general, administrative, and other within the Statements of Operations.

Other Operating Costs

Other operating costs primarily includes write-downs, reserves, and project opening costs, net of recoveries, severance and acquisition and integration costs. During 2017, CEC was reimbursed $19 million for amounts related to the joint venture development in Korea that were previously deemed uncollectible and written off in 2015.

Note 4 — Business Combinations

Acquisition of Centaur Holdings, LLC

As described in Note 1, on July 16, 2018 (the “Centaur Closing Date”), CEC completed its acquisition of all of the voting equity interest of Centaur, for consideration of $1.7 billion. This acquisition expanded our footprint to the central Indiana region and facilitated broad distribution of the Caesars Rewards customer loyalty program (see Note 7). Acquisition-related costs included in Other operating costs in the Statements of Operations were $8 million during the year ended December 31, 2018. Consideration transferred was composed of the following:

(In millions)
Cash paid	$1,636
Deferred consideration (1)	66

Total purchase price	$1,702

(1)

Deferred consideration is payable in an installment of $25 million in 2020 and $50 million in 2021 with prepayments and right of setoff permitted, subject to the terms and conditions of the Unit Purchase Agreement. $66 million represented the present value of future expected cash flows, on the Centaur Closing Date.

Additionally, CEC paid a $50 million license transfer fee on behalf of Hoosier Park Racing & Casino, which was excluded from the purchase price consideration and is an assumed liability.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Purchase Price Allocation

The following table summarizes the fair value of assets acquired and liabilities assumed as part of the Centaur acquisition. The intangible assets subject to amortization will be amortized on a straight-line basis over their estimated useful lives as of the acquisition date.

(In millions)	Fair Value	Weighted-Average Useful Life (years)
Assets acquired:
Cash and cash equivalents	$39
Receivables, net	2
Other current assets	26
Property and equipment	297
Intangible assets other than goodwill
Trade names and trademarks	14	2.5
Gaming rights (1)	1,390
Customer relationships	41	15.0

Total assets	1,809

Liabilities assumed:
Current liabilities	(92)
Deferred income taxes	(290)

Total liabilities	(382)

Net identifiable assets acquired	1,427
Goodwill	275

Total Centaur equity value	$1,702

(1)	Indefinite-lived intangible assets.

We applied the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Goodwill of $275 million was recognized as a result of the transaction and relates to (i) the values of acquired assets that do not meet the definition of an identifiable intangible asset under ASC 805, but that do contribute to the value of the acquired business, including the assembled workforce and relationships with customers that are not tracked through their customer loyalty program; (ii) the going-concern value associated with expectations of forging relationships with future customers; (iii) the assemblage value associated with acquiring an on-going business whose value is worth more than simply the sum of its parts; (iv) synergies; and (v) the future potential expansion of table games to the properties. All of the goodwill was assigned to our Other U.S. segment. None of the goodwill recognized is expected to be deductible for income tax purposes.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information is presented to illustrate the estimated effects of the acquisition of Centaur as if it had occurred on January 1, 2017, and is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated as of this date. The pro forma results include adjustments related to purchase accounting, primarily interest expense related to the legacy debt of Centaur that was not acquired, tax adjustments and amortization of intangible assets. Net loss for the year ended December 31, 2017 below includes a discrete tax benefit of $185 million, resulting from a partial release of valuation allowance in connection with the acquisition. The net deferred tax liability resulting from the acquisition of Centaur provided a source of additional future taxable income requiring us to reassess the amount of valuation allowance previously recorded. The deferred tax liability considered the 21% corporate tax rate enacted by the Tax Act (defined in Note 18).

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	(Unaudited)
	Years Ended December 31,
(In millions)	2018	2017
Net revenues	$8,663	$5,357
Net income/(loss) attributable to Caesars	166	(117)

The results of operations for Centaur have been included in the Company’s Financial Statements since the acquisition date. The acquired business contributed $226 million and $49 million, respectively, to Net revenues and Income from operations to CEC for the period from July 16, 2018 to December 31, 2018.

CEC’s Acquisition of OpCo

As described in Note 1, the Debtors emerged from bankruptcy and consummated their reorganization pursuant to the Plan on the Effective Date. As part of its emergence from bankruptcy, CEOC reorganized into OpCo and PropCo, and CEC acquired OpCo on the Effective Date for the total consideration summarized below. The acquisition was accounted for in accordance with ASC 805 with CEC considered the acquirer, which requires, among other things, that the assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date. The excess of the purchase price over the net fair value of the assets and liabilities was recorded as goodwill. Consideration transferred was composed of the following:

(In millions)
Cash	$700
CEC common stock (1)	1,774

Total cash and stock consideration	2,474
Settlement of pre-existing relationships	252

Total OpCo equity value	$2,726

(1)	Approximately 139 million shares of CEC common stock issued at the Effective Date closing stock price of $12.80.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Purchase Price Allocation

The following table summarizes the assets acquired and liabilities assumed. The intangible assets subject to amortization are being amortized on a straight-line basis over their estimated useful lives as of the acquisition date.

(In millions)	Fair Value	Weighted-Average Useful Life (years)
Assets acquired:
Cash and cash equivalents	$1,239
Receivables, net	266
Other current assets	200
Property and equipment	8,943	35.0
Intangible assets other than goodwill
Trade names and trademarks (1)	664
Gaming rights (1)	207
Caesars Rewards (1)	253
Customer relationships	137	14.8
Other non-current assets	180

Total assets	12,089

Liabilities assumed:
Current liabilities	(765)
Long-term debt	(1,607)
Financing obligations	(8,310)
Deferred income taxes	(568)
Deferred credits and other liabilities	(361)

Total liabilities	(11,611)

Noncontrolling interest	41

Net identifiable assets acquired	519
Goodwill	2,207

Total OpCo equity value	$2,726

(1)	Indefinite-lived intangible assets.

As part of the Plan, certain real estate assets were sold to PropCo and leased back to OpCo. The leases were evaluated as a sale-leaseback of real estate. We determined that these transactions did not qualify for sale-leaseback accounting, and we accounted for the transaction as a financing. See Note 10. Additionally, certain golf course properties (the “Golf Course Properties”) were sold to VICI. See Note 11.

Goodwill of $2.2 billion was recognized as a result of the transaction and relates to (i) the values of acquired assets that do not meet the definition of an identifiable intangible asset under ASC 805, but that do contribute to the value of the acquired business, including the assembled workforce and relationships with customers that are not tracked through our customer loyalty program Caesars Rewards; (ii) the going-concern value associated with expectations of forging relationships with future customers; and (iii) the assemblage value associated with acquiring an on-going business whose value is worth more than simply the sum of its parts. Goodwill has been assigned to our three reportable segments. None of the goodwill recognized is expected to be deductible for income tax purposes.

The Company recognized certain deferred tax assets and liabilities resulting from (i) net operating loss (“NOL”) carryforwards available to CEC and reorganization of CEOC under the Plan and (ii) the difference between the fair value of the assets and liabilities and their respective tax bases. Due to CEC’s recent history of losses, CEC will continue to record a valuation allowance against the excess deferred tax assets that are not offset by deferred tax liabilities. Deferred tax liabilities of $568 million were recognized in the purchase price allocation of OpCo.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Included within liabilities are estimates related to obligations and future resolution of disputed claims pursuant to the Plan. These liabilities assumed were measured at their estimated fair value based on the bankruptcy proceedings and creditor’s proof of claim. Refer to Note 11 for additional information.

In connection with the reorganization of CEOC, the income approach was used to estimate the fair value of the noncontrolling interest of $13 million.

Receivables

Markers acquired as part of the acquisition of OpCo were accounted for at fair value on the Effective Date, with no acquired reserve, and will be accreted to interest income up to their expected realizable value over the life of their expected collectibility. The acquired markers are subject to adjustment if the actual cash collection differs from the expected collectibility. The fair value, which also represents the carrying amount of markers acquired as part of the acquisition of OpCo as of the Effective Date, was $139 million. As of December 31, 2018 and 2017, the carrying amount of the markers acquired was $25 million and $69 million, respectively.

Acquired Markers Accretable Yield

(In millions)	2018	2017
Balance as of January 1 and October 6, respectively	$6	$8
Accretion	(3)	(2)

Balance as of December 31	$3	$6

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information is presented to illustrate the estimated effects of the acquisition of OpCo as if it had occurred on January 1, 2016, and is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated as of this date. The pro forma adjustments, with related tax impacts, are comprised primarily of the following:

•

Depreciation and interest expense recognized related to the failed sale-leaseback financing obligations associated with the real estate assets and the financing obligation associated with the Golf Course Properties that were sold to VICI and leased back by CEOC LLC; and

•	Interest expense related to the issuance of the CEOC LLC Term Loan, the CEOC LLC Revolving Credit Facility, and the CEC Convertible Notes (see Note 12 for additional information).

	(Unaudited)
	Years Ended December 31,
(In millions)	2017	2016
Net revenues	$8,349	$8,529
Net income/(loss) attributable to Caesars	6,401	(2,570)

The results of operations for OpCo have been included in the Company’s Financial Statements since the acquisition date. The acquired business contributed $1 billion and $52 million, respectively, of net revenues and income from operations to CEC for the period from October 6, 2017 to December 31, 2017.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Merger with CAC

As described in Note 1, pursuant to the Merger Agreement, CAC merged with and into CEC, with CEC as the surviving company and each share of CAC common stock issued and outstanding immediately prior to the Effective Date was converted into, and became exchangeable for, 1.625 shares of CEC common stock on the Effective Date, which resulted in the issuance of 226 million shares of CEC common stock to stockholders of CAC. Hamlet Holdings LLC (see Note 19) beneficially owned a majority of both CEC’s and CAC’s common stock immediately prior to the CAC Merger. Therefore, the CAC Merger was accounted for as a reorganization of entities under common control, which resulted in CAC being consolidated into the Company at book value as an equity transaction for all periods presented after elimination of all intercompany accounts and transactions. The consolidated financial statements are not necessarily indicative of the results of operations that would have occurred if the Company had consolidated CAC prior to the Effective Date. In addition, as a result of the CAC Merger, Caesars Growth Partners, LLC (“CGP”) is no longer a VIE and is a wholly owned subsidiary of CEC. The following table summarizes the assets acquired, liabilities assumed and CEC’s noncontrolling interest in CGP and excludes CGP’s results, which were consolidated with CEC as a VIE prior to the Effective Date.

Summary of Merger as of October 6, 2017

(In millions)	Total Value
Assets acquired	$152
Liabilities assumed	(96)
Acquisition of noncontrolling interest in CGP from CAC	1,751

Net book value	$1,807

Note 5 — Recently Issued Accounting Pronouncements

The FASB issued the following authoritative guidance amending the FASB ASC.

In 2019, we adopted the following ASUs:

•	ASU 2016-02, Leases (Topic 842), and all related amendments (see Note 10)

•	ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220) (see Note 18)

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following ASUs were not yet effective as of December 31, 2019:

New Developments

Income Taxes - December 2019: Amended guidance simplifies ASC 740 - Income Taxes by removing scope exceptions including: the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items and the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The amendment also simplifies areas such as franchise tax, step up in tax basis of goodwill in business combination, allocation of deferred tax to legal entities, inclusion of tax laws or rate change impact in annual effective tax rate computation, and income taxes for employee stock ownership plans. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The amendments in this update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. We are currently assessing the effect the adoption of this standard will have on our prospective financial statements.

Previously Disclosed

Collaborative Arrangements - November 2018: Amended guidance makes targeted improvements to GAAP for collaborative arrangements including: (i) clarifying that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606 - Revenue from Contracts with Customers (“ASC 606”) when the collaborative arrangement participant is a customer in the context of a unit of account, (ii) adding unit-of-account guidance in ASC 808 - Collaborative Arrangements to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606, and (iii) requiring that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under ASC 606 is precluded if the collaborative arrangement participant is not a customer. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The amendments should be applied retrospectively to the date of initial application of ASC 606. An entity may elect to apply the amendments in this ASU retrospectively either to all contracts or only to contracts that are not completed at the date of initial application of ASC 606. An entity should disclose its election. An entity may elect to apply the practical expedient for contract modifications that is permitted for entities using the modified retrospective transition method in ASC 606. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.

Intangibles - Goodwill and Other - Internal-Use Software - August 2018: Amended guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The accounting for the service element of a hosting arrangement that is a service contract is not affected. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The amendments in this ASU should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.

Fair Value Measurement - August 2018: Amended guidance modifies fair value measurement disclosure requirements including (i) removing certain disclosure requirements such as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) modifying certain disclosure requirements, and (iii) adding certain disclosure requirements such as changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period. The amendments in this update are effective for fiscal years beginning after

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.

Financial Instruments - Credit Losses - June 2016 (amended through February 2020): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. An entity will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). A prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. The effect of a prospective transition approach is to maintain the same amortized cost basis before and after the effective date of this ASU. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.

Note 6 — Property and Equipment

We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.

We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. As necessary, we typically estimate the fair value of assets starting with a Replacement Cost New approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the consolidated financial statements.

Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. Interest expense is capitalized on internally constructed assets at the applicable weighted-average borrowing rates of interest. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period of time. Interest capitalized was $29 million, $8 million, and $6 million, respectively, for the years ended December 31, 2019, 2018, and 2017.

Our property and equipment is subject to various operating leases for which we are the lessor. We lease our property and equipment related to our hotel rooms, convention space and retail space through various short-term and long-term operating leases. See Note 10 for further discussion of our leases.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Useful Lives
Land improvements			12	years
Buildings	5	to	40	years
Building and leasehold improvements	3	to	30	years
Riverboats and barges			30	years
Furniture, fixtures, and equipment	2.5	to	12	years

Property and Equipment, Net

	As of December 31,
(In millions)	2019	2018
Land	$4,218	$4,871
Buildings, riverboats, and leasehold and land improvements	12,022	12,243
Furniture, fixtures, and equipment	1,762	1,563
Construction in progress	706	406

Total property and equipment	18,708	19,083
Less: accumulated depreciation	(3,732)	(3,038)

Total property and equipment, net	$14,976	$16,045

During 2019, we recorded an impairment charge to land and buildings in the amount of $380 million, which included $6 million related to selling costs for the disposition of Rio in our Las Vegas segment. In connection with our sale of Rio, we also recorded a $6 million loss on the sale of assets which is included in Other operating costs on our Statements of Operations. The impairment and sale resulted in a decrease of the carrying value of our property and equipment of $879 million. During 2018, we recorded tangible asset impairment charges of $14 million, which were related to the closure of casino operations at our property Tunica Roadhouse in our Other U.S. segment.

Depreciation Expense and Other Amortization Expense

	Years Ended December 31,
(In millions)	2019	2018	2017
Depreciation expense	$949	$1,074	$555
Other amortization expense	1	3	4

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease.

Note 7 — Goodwill and Other Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

We perform our annual goodwill impairment assessment as of October 1. We perform this assessment more frequently if impairment indicators exist. We performed our annual goodwill impairment test by comparing the fair value of each reporting unit with its carrying amount. We determine the estimated fair value of each reporting unit based on a combination of EBITDA, valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We perform our annual impairment assessment of other non-amortizing intangible assets as of October 1. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the Relief from Royalty Method and Excess Earnings Method under the income approach.

The evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have impairments to record in the future and such impairments could be material.

Changes in Carrying Value of Goodwill by Segment

(In millions)	Las Vegas	Other U.S.	All Other	CEC Total
Gross Goodwill
Balance as of January 1, 2018	$6,204	$1,002	$61	$7,267
Centaur acquisition (1)	—	275	—	275
Other	—	—	(3)	(3)

Balance as of December 31, 2018	6,204	1,277	58	7,539

Accumulated Impairment
Balance as of January 1, 2018	(3,115)	(337)	—	(3,452)
Impairment	—	(17)	(26)	(43)

Balance as of December 31, 2018	(3,115)	(354)	(26)	(3,495)

Net carrying value, as of December 31, 2018 (2)	$3,089	$923	$32	$4,044

Gross Goodwill
Balance as of January 1, 2019	$6,204	$1,277	$58	$7,539
Transferred to assets held for sale	—	—	(5)	(5)

Balance as of December 31, 2019	6,204	1,277	53	7,534
Accumulated Impairment
Balance as of January 1, 2019	(3,115)	(354)	(26)	(3,495)
Impairment	—	(27)	—	(27)

Balance as of December 31, 2019	(3,115)	(381)	(26)	(3,522)

Net carrying value, as of December 31, 2019 (2)	$3,089	$896	$27	$4,012

(1)	See Note 4 for further details relating to the acquisition of Centaur.
(2)

$405 million and $81 million of goodwill within our Las Vegas and Other U.S. segments, respectively, is associated with reporting units with zero or negative carrying value. Except for Horseshoe Hammond, the fair value of our reporting units exceed their respective carrying values.

Changes in Carrying Value of Intangible Assets Other than Goodwill

	Amortizing		Non-Amortizing		Total
(In millions)	2019	2018	2019	2018	2019	2018
Balance as of January 1	$342	$355	$2,635	$1,254	$2,977	$1,609
Impairments	—	—	(61)	(21)	(61)	(21)
Amortization expense	(71)	(68)	—	—	(71)	(68)
Transferred to assets held for sale	(1)	—	(10)	—	(11)	—
Centaur acquisition (1)	—	55	—	1,390	—	1,445
Other additions (2)	—	—	—	20	—	20
Other	—	—	(10)	(8)	(10)	(8)

Balance as of December 31	$270	$342	$2,554	$2,635	$2,824	$2,977

(1)	See Note 4 for further details relating to the acquisition of Centaur.
(2)	Other additions of $20 million are related to gaming rights.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During 2019, as a result of declines in recent performance and downgraded expectations for future cash flows at the properties of our subsidiary Caesars Entertainment UK (“CEUK”), we recognized an impairment charge related to gaming rights of $50 million. This impairment was recognized within our All Other segment. In addition, we recognized impairment charges related to goodwill of $27 million and gaming rights of $11 million at Horseshoe Hammond, LLC within our Other U.S. segment as a result of downgraded expectations for future cash flows from increased competition in the region.

During 2018, as a result of declines in our stock price and increases in market yields within our industry, which are both factors used to determine the discount rate, along with downward adjustments to expectations of future performance at certain of our properties outside of Las Vegas, we recognized impairment charges related to goodwill of $43 million and gaming rights of $21 million for certain of our properties, of which $12 million was recognized in our Other U.S. segment and $9 million was recognized in our All Other segment.

We used the Excess Earnings Method and a Cost Approach for estimating fair value for these gaming rights. We utilized an income approach using a discounted cash flow method to determine the fair value of our goodwill.

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other than Goodwill

	December 31, 2019				December 31, 2018
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Trade names and trademarks	1.0	$14	$(8)	$6	$14	$(3)	$11
Customer relationships	3.6	1,070	(819)	251	1,071	(756)	315
Contract rights	5.0	3	(2)	1	3	(2)	1
Gaming rights and other	4.5	43	(31)	12	43	(28)	15

		$1,130	$(860)	270	$1,131	$(789)	342

Non-amortizing intangible assets
Trademarks				776			790
Gaming rights				1,525			1,592
Caesars Rewards				253			253

				2,554			2,635

Total intangible assets other than goodwill				$2,824			$2,977

The aggregate amortization expense for intangible assets that continue to be amortized was $71 million, $68 million, and $67 million, respectively, for the years ended December 31, 2019, 2018, and 2017.

Estimated Five-Year Amortization

	Years Ended December 31,
(In millions)	2020	2021	2022	2023	2024
Estimated annual amortization expense	$71	$60	$17	$15	$13

Note 8 — Fair Value Measurements

Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecasted cash flows) inputs. See Note 7 for more information on the application of the use of fair value methodology to measure goodwill and other intangible assets.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Items Measured at Fair Value on a Recurring Basis

The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of the date shown:

(In millions)	Balance	Level 1	Level 2	Level 3
December 31, 2019
Assets
Government bonds	$13	$—	$13	$—

Total assets at fair value	$13	$—	$13	$—

Liabilities
Derivative instruments - interest rate swaps	$69	$—	$69	$—
Derivative instruments - CEC Convertible Notes	944	—	944	—
Disputed claims liability	51	—	51	—

Total liabilities at fair value	$1,064	$—	$1,064	$—

December 31, 2018
Assets
Government bonds	$15	$—	$15	$—
Derivative instruments - interest rate swaps	6	—	6	—

Total assets at fair value	$21	$—	$21	$—

Liabilities
Derivative instruments - interest rate swaps	$22	$—	$22	$—
Derivative instruments - CEC Convertible Notes	324	—	324	—
Disputed claims liability	45	—	45	—

Total liabilities at fair value	$391	$—	$391	$—

Government Bonds

Investments primarily consist of debt securities held by our captive insurance entities that are traded in active markets, have readily determined market values, and have maturity dates of greater than three months from the date of purchase. These investments primarily represent collateral for several escrow and trust agreements with third-party beneficiaries and are recorded in Deferred charges and other assets while a portion is included in Prepayments and other current assets in our Balance Sheets.

Derivative Instruments

We do not purchase or hold any derivative financial instruments for trading purposes.

CEC Convertible Notes - Derivative Liability

On the Effective Date, CEC issued $1.1 billion aggregate principal amount of 5.00% convertible senior notes maturing in 2024, see Note 12 for further details.

Management analyzed the conversion features for derivative accounting consideration under ASC Topic 815, Derivatives and Hedging, (“ASC 815”) and determined that the CEC Convertible Notes contains bifurcated derivative features and qualifies for derivative accounting. In accordance with ASC 815, CEC has bifurcated the conversion features of the CEC Convertible Notes and recorded a derivative liability. The CEC Convertible Notes derivative features are not designated as hedging instruments. The derivative features of the CEC Convertible Notes are carried on CEC’s Balance Sheet at fair value in Deferred credits and other liabilities. The derivative liability is marked-to-market each measurement period and the changes in fair value as a result of fluctuations in the share price of our common stock resulted in a loss of $620 million and a gain of $697 million, respectively, which were recorded as a component of Other income/(loss) for the years ended December 31, 2019 and 2018 in the Statements of Operations. The derivative liability associated with the CEC Convertible Notes will remain in effect until such time as the underlying convertible notes are exercised or terminated and the resulting derivative liability will be transitioned from a liability to equity as of such date.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Valuation Methodology

The CEC Convertible Notes have a face value of $1.1 billion, an initial term of 7 years, a coupon rate of 5%, and are convertible into 156 million shares of CEC common stock, of which 151 million shares are net of amounts held by CEC.

As of December 31, 2019 and December 31, 2018, we estimated the fair value of the CEC Convertible Notes using a market-based approach that incorporated the value of both the straight debt and conversion features of the notes. The valuation model incorporated actively traded prices of the CEC Convertible Notes as of the reporting date, and assumptions regarding the incremental cost of borrowing for CEC. The key assumption used in the valuation model is the actively traded price of CEC Convertible Notes and the incremental cost of borrowing is an indirectly observable input. The fair value for the conversion features of the CEC Convertible Notes is classified as Level 2 measurement.

Key Assumptions as of December 31, 2019 and December 31, 2018:

•	Actively traded price of CEC Convertible Notes - $192.55 and $122.38, respectively

•	Incremental cost of borrowing - 4.0% and 7.0%, respectively

Interest Rate Swap Derivatives

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of December 31, 2019, we have entered into ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable rate debt. The interest rate swaps are designated as cash flow hedging instruments. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense at settlement. Changes in the variable interest rates to be received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.

The major terms of the interest rate swap agreements as of December 31, 2019 are as follows:

Effective Date	Notional Amount (In millions)	Fixed Rate Paid	Variable Rate Received as of December 31, 2019	Maturity Date
12/31/2018	250	2.274%	1.691%	12/31/2022
12/31/2018	200	2.828%	1.691%	12/31/2022
12/31/2018	600	2.739%	1.691%	12/31/2022
1/1/2019	250	2.153%	1.691%	12/31/2020
1/1/2019	250	2.196%	1.691%	12/31/2021
1/1/2019	400	2.788%	1.702%	12/31/2021
1/1/2019	200	2.828%	1.691%	12/31/2022
1/2/2019	250	2.172%	1.691%	12/31/2020
1/2/2019	200	2.731%	1.691%	12/31/2020
1/2/2019	400	2.707%	1.691%	12/31/2021

Valuation Methodology

The estimated fair values of our interest rate swap derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. The interest rate swap derivative instruments are included in either Deferred charges and other assets or Deferred credits and other liabilities on our Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. None of our derivative instruments are offset and all were classified as Level 2.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Financial Statement Impact

The effect of derivative instruments designated as hedging instruments on the Balance Sheet for amounts transferred into Accumulated other comprehensive income/(loss) (“AOCI”) before tax was a loss of $53 million and $16 million, respectively, for the years ended December 31, 2019 and 2018. AOCI reclassified to Interest expense on the Statements of Operations was $10 million and zero for the years ended December 31, 2019 and December 31, 2018, respectively. The estimated amount of existing losses that are reported in AOCI at the reporting date that are expected to be reclassified into earnings within the next 12 months is approximately $29 million.

Accumulated Other Comprehensive Income/(Loss)

The changes in AOCI by component, net of tax, for the annual periods through December 31, 2019, 2018 and 2017 are shown below.

(In millions)	Unrealized Net Gains/(Losses) on Derivative Instruments	Foreign Currency Translation Adjustments	Other	Total
Balances as of January 1, 2017	$—	$—	$(1)	$(1)

Other comprehensive income/(loss) before reclassifications	—	9	(2)	7

Total other comprehensive income/(loss), net of tax	—	9	(2)	7

Balances as of December 31, 2017	$—	$9	$(3)	$6
Other comprehensive income/(loss) before reclassifications	(13)	(18)	1	(30)

Total other comprehensive income/(loss), net of tax	(13)	(18)	1	(30)

Balances as of December 31, 2018	$(13)	$(9)	$(2)	$(24)
Other comprehensive income/(loss) before reclassifications	(51)	2	2	(47)
Amounts reclassified from accumulated other comprehensive loss	10	—	—	10

Total other comprehensive income/(loss), net of tax	(41)	2	2	(37)

Balances as of December 31, 2019	$(54)	$(7)	$—	$(61)

Disputed Claims Liability

CEC and CEOC deposited cash, CEC common stock, and CEC Convertible Notes into an escrow trust to be distributed to satisfy certain remaining unsecured claims (excluding debt claims) as they become allowed (see Note 11). We have estimated the fair value of the remaining liability of those claims. As of December 31, 2019, the fair value of the Disputed claims liability is classified as Level 2.

For the years ended December 31, 2019 and 2018, the changes in fair value related to the disputed claims liability was a loss of $20 million and a gain of $24 million, respectively. The change in fair value, which is a result of the increase in the share price of our common stock, was recorded as components of Other income/(loss) in the Statements of Operations.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 9 — Accrued Expenses and Other Current Liabilities

	As of December 31,
(In millions)	2019	2018
Payroll and other compensation	$267	$281
VICI Call Right	177	177
Self-insurance claims and reserves	163	173
Accrued taxes	171	157
Advance deposits	89	92
Disputed claims liability (See Note 11)	51	45
Chip and token liability	38	37
Operating lease liability	66	—
Other accruals	301	255

Total accrued expenses and other current liabilities	$1,323	$1,217

Self-Insurance Accruals

We are self-insured for workers’ compensation and other risk products through our captive insurance subsidiaries. Our insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. We also utilize consultants to assist in the determination of certain estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity, and other factors can materially affect the estimates for these liabilities. We regularly monitor the potential for changes in estimates, evaluate our insurance accruals, and adjust our recorded provisions.

VICI Call Right

On the Effective Date, in accordance with the Plan, VICI received the VICI Call Right for up to five years to purchase and leaseback the real property assets associated with Harrah’s Atlantic City and Harrah’s Atlantic City Waterfront Conference Center, Harrah’s Laughlin, and Harrah’s New Orleans for a cash purchase price of ten times the agreed upon annual rent for each property. The VICI Call Right is subject to the terms of the CRC Credit Agreement (defined in Note 12). On the Effective Date, the VICI Call Right was transferred to Accrued expenses and other current liabilities on our Balance Sheet at an amount equal to the fair value of the option on the Effective Date. Management does not believe that the liability should continue to be recognized at fair value after initial recognition until the execution or expiration of the option because it is an option related to real estate, not a derivative, and the fair value option has not been elected. Additionally, provided the real estate property assets remain on the Balance Sheets, they will be evaluated for impairment.

Note 10 — Leases

Adoption of New Lease Accounting Standard

In February 2016, the FASB issued a new standard related to leases, ASU 2016-02, Leases (Topic 842) (“ASC 842”). We adopted the standard effective January 1, 2019, using the modified retrospective approach applied as of the beginning of the period of adoption. The Company elected to utilize the transition guidance within the new standard that permits us to (i) continue to report under legacy lease accounting guidance for comparative periods consistent with previously issued financial statements; and (ii) carryforward our prior conclusions about lease identification, lease classification, and initial direct costs. The most significant effects of adopting the new standard relate to the recognition of right-of-use (“ROU”) assets and liabilities for leases classified as operating leases when the Company is the lessee in the arrangement. Adopting the new standard did not affect our accounting related to leases when the Company is the lessor in the arrangement.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We assess whether an arrangement is or contains a lease at the inception of the agreement. ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term using an appropriate incremental borrowing rate, which is consistent with interest rates of similar financing arrangements based on the information available at the commencement date. We determined our incremental borrowing rate based on the interest rates published for unsecured borrowings with credit ratings similar to our unsecured debt, which were then adjusted for the appropriate lease term and effects of full collateralization.

Upon adoption, our ROU assets were also adjusted to include any prepaid lease payments and were reduced by any previously accrued lease liabilities. The terms of our leases used to determine the ROU asset and lease liability take into account options to extend when it is reasonably certain that we will exercise those options. Lease expense is recognized on a straight-line basis over the lease term. Additionally, we have elected the short-term lease measurement and recognition exemption and do not establish ROU assets or lease liabilities for operating leases with terms of 12 months or less.

Effect of Adopting New Lease Standard - January 1, 2019 Balance Sheet

(In millions)	Prior to Adoption	Effect of Adoption	Post Adoption
Property and equipment, net (1)	$16,045	$(96)	$15,949
Deferred charges and other assets (2)(3)	383	480	863
Accrued expenses and other current liabilities (2)	1,217	33	1,250
Financing obligations (1)	10,057	(96)	9,961
Deferred credits and other liabilities (2)(3)	849	447	1,296

(1)

Non-operating land assets previously considered as failed sale-leaseback financing obligations were determined to qualify for sale-leaseback accounting and are recognized as operating lease liabilities with corresponding ROU assets.

(2)	Operating leases previously considered as off-balance sheet obligations are now recognized as operating lease liabilities with corresponding ROU assets.
(3)	Accruals associated with future obligations for leases not in use have been applied against the carrying amount of the ROU assets.

Lessee Arrangements

Operating Leases

We lease real estate and equipment used in our operations from third parties. As of December 31, 2019, the remaining term of our operating leases ranged from 1 to 72 years with various extension options available, if we elect to exercise them. However, our remaining terms only include extension options that we have determined are reasonably assured as of December 31, 2019. In addition to minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts. We do not include costs associated with our non-lease components in our lease costs disclosed in the table below.

The following are additional details related to leases recorded on our Balance Sheet as of December 31, 2019:

(In millions)	Balance Sheet Classification	December 31, 2019
Assets
Operating lease ROU assets (1)	Deferred charges and other assets	$550
Liabilities
Current operating lease liabilities (1)	Accrued expenses and other current liabilities	64
Non-current operating lease liabilities (1)	Deferred credits and other liabilities	545

(1)	As noted above, we have elected the short-term lease measurement and recognition exemption and do not establish ROU assets or liabilities for operating leases with terms of 12 months or less.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Maturity of Lease Liabilities

The following table summarizes the future minimum lease obligations of our operating leases as of December 31, 2019 under the new standard:

(In millions)	Operating Leases
2020	$105
2021	106
2022	100
2023	63
2024	58
Thereafter	837

Total	1,269
Less: present value discount	(660)

Lease liability	$609

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018 and under the old standard, the following table summarizes the future minimum lease obligations of our operating leases as of December 31, 2018:

(In millions)	Operating Leases
2019	$82
2020	70
2021	57
2022	53
2023	51
Thereafter	966

Total	$1,279

Lease Costs

(In millions)	December 31, 2019
Operating lease expense	$74
Short-term lease expense	102
Variable lease expense	15

Total lease costs	$191

Other Information

(In millions)	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$71

Weighted-Average Details

December 31, 2019
Weighted-average remaining lease term (in years)	18.5
Weighted-average discount rate	7.11%

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Finance Leases

We have finance leases for certain equipment. As of December 31, 2019, our finance leases had remaining lease terms of up to approximately 5 years, some of which include options to extend the lease terms in one month increments. Our finance lease ROU assets and liabilities were less than a million within our Financial Statements as of December 31, 2019.

Failed Sale-Leaseback Financing Obligations

We lease certain real property assets from VICI (each a “Lease Agreement,” and, collectively, the “Lease Agreements”): (i) for Caesars Palace Las Vegas, (ii) for a portfolio of properties at various locations throughout the United States, (iii) for Harrah’s Joliet Hotel & Casino and (iv) for Harrah’s Las Vegas. The Lease Agreements provide for annual fixed rent (subject to escalation) of $773 million during an initial period, then rent consisting of both base rent and variable rent elements. The Lease Agreements have a 15-year initial term and four five-year renewal options, subject to certain restrictions on extension applicable to certain of the leased properties. The Lease Agreements include escalation provisions beginning in year two of the initial term and continuing through the renewal terms. The Lease Agreements also include provisions for variable rent payments calculated, in part, based on increases or decreases of net revenue of the underlying lease properties, commencing in year eight of the initial term and continuing through the renewal terms.

The Lease Agreements were evaluated as sale-leasebacks of real estate. We determined that these transactions did not qualify for sale-leaseback accounting, and we have accounted for each of the transactions as a financing.

For these failed sale-leaseback transactions, we continue to reflect the real estate assets on our Balance Sheets in Property and equipment, net as if we were the legal owner, and we continue to recognize depreciation expense over their estimated useful lives. We do not recognize lease expense related to the Lease Agreements, but we have recorded a liability for the failed sale-leaseback obligations and the majority of the periodic lease payments are recognized as interest expense. In the initial periods, the majority of the cash payments are less than the interest expense recognized in the Statements of Operations, which causes the related failed sale-leaseback financing obligations to increase during the initial periods of the lease term.

Annual Estimated Failed Sale-Leaseback Financing Obligation Service Requirements as of December 31, 2019

	Years Ended December 31,
(In millions)	2020	2021	2022	2023	2024	Thereafter	Total
Financing obligations - principal	$21	$26	$29	$33	$37	$8,468	$8,614
Financing obligations - interest	712	787	799	814	830	24,683	28,625

Total financing obligation payments (1)	$733	$813	$828	$847	$867	$33,151	$37,239

(1)

Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments. Actual payments may differ from the estimates.

Subject to certain exceptions, the payment of all monetary obligations under the CEOC LLC Lease Agreements are guaranteed by CEC and the payment of all monetary obligations under the Harrah’s Las Vegas lease is guaranteed by CRC.

Lessor Arrangements

Lodging Arrangements

Lodging arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of the fees charged for lodging. The nonlease components primarily consist of resort fees and other miscellaneous items. As the timing and pattern of transfer of both the lease and nonlease components are over the course of the lease term, we have elected to combine the revenue generated from lease and nonlease components into a single lease component based on the predominant component in the arrangement. During the year ended December 31, 2019, we recognized approximately $1.6 billion in lease revenue related to lodging arrangements, which is included in Rooms revenue in the Statement of Operations.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Conventions

Convention arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of fees charged for the use of meeting space. The nonlease components primarily consist of food and beverage and audio/visual services. Revenue from conventions is included in Food and beverage revenue in the Statement of Operations, and during the year ended December 31, 2019, we recognized approximately $47 million in lease revenue related to conventions.

Real Estate Operating Leases

We enter into long-term real estate leasing arrangements with third-party lessees at our properties. As of December 31, 2019, the remaining terms of these operating leases ranged from 1 to 85 years, some of which include options to extend the lease term for up to 5 years. In addition to minimum rental commitments, certain of our operating leases provide for contingent payments including contingent rentals based on a percentage of revenues in excess of specified amounts and reimbursements for common area maintenance and utilities charges. As the timing and pattern of transfer of both the lease and nonlease components are over the course of the lease term, we have elected to combine the revenue generated from lease and nonlease components into a single lease component based on the predominant component in the arrangement. In addition, to maintain the value of our leased assets, certain leases include specific maintenance requirements of the lessees or maintenance is performed by the Company on behalf of the lessees.

Maturity of Lease Receivables as of December 31, 2019

(In millions)	Operating Leases
2020	$70
2021	66
2022	59
2023	54
2024	47
Thereafter	772

Total	$1,068

Note 11 — Litigation, Contractual Commitments, and Contingent Liabilities

Litigation

Caesars is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.

Litigation Relating to the Merger

On September 5, 2019, a complaint was filed against Caesars and each member of the Caesars board of directors (the “Caesars Board”) in the United States District Court for the District of Delaware. The lawsuit, captioned Stein v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01656, alleges violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 244.100, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleges, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff seeks (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint, (ii) if the Merger is consummated, rescission of the Merger or rescissory damages and (iii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also seeks an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On September 9, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board, Eldorado and Merger Sub in the United States District Court for the District of Delaware. The lawsuit, captioned Palkon v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01679, alleges violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleges, among other things, that Caesars and/or Eldorado violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) certain information regarding potential conflicts of interest of the financial advisor. The plaintiff seeks, among other things, (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also seeks an award of costs incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees.

On September 11, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the District of New Jersey. The lawsuit, captioned Romaniuk v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-17871, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) certain information regarding potential conflicts of interest of the financial advisor. The plaintiff sought (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages. The plaintiff also sought an award of costs and expenses incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On December 7, 2019, the Romaniuk complaint was voluntarily dismissed.

On September 12, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board and Eldorado in the United States District Court for the District of Delaware. The lawsuit, captioned Gershman v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01720, alleges violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleges, among other things, that Caesars violated the securities laws by failing to (i) disclose certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) disclose certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) obtain a proper valuation for Caesars. The plaintiff seeks (i) to enjoin the defendants from proceeding with filing an amendment to the Eldorado S-4 (as defined below) and consummating the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages. The plaintiff also seeks an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees.

On September 13, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board and Eldorado in the Eighth Judicial District Court for Clark County, Nevada. The lawsuit, captioned Cazer v. Caesars Entertainment Corp., et al., Civil Action No. A-19-801900-C, asserts claims for breach of fiduciary duties against the Caesars Board and aiding and abetting breach of fiduciary duties against Caesars in connection with the Merger. The complaint alleges, among other things, that the members of the Caesars Board breached their fiduciary duties, and Caesars aided and abetted such breaches of fiduciary duties, by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff seeks (i) to compel the defendants to exercise their fiduciary duties to Caesars stockholders in connection with the Merger in accordance with the information discussed in the complaint and (ii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also seeks an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Also on September 13, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the Southern District of New York. The lawsuit, captioned Biasi v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-08547, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 229.1015, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) certain information regarding potential conflicts of interest of the financial advisor. The plaintiff sought (i) to enjoin the defendants from proceeding with the special meeting of Caesars’ stockholders to, among other things, adopt the Merger Agreement and consummating the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs and expenses incurred in the action, including reasonable expert fees and attorneys’ fees. On November 15, 2019, the Biasi complaint was voluntarily dismissed.

On September 26, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the Southern District of New York. The lawsuit, captioned Marathon Capital LLC v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-08971, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages. The plaintiff also sought an award of costs and expenses incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On November 22, 2019, the Marathon Capital LLC complaint was voluntarily dismissed.

On October 18, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the Southern District of New York. The lawsuit, captioned Yarbrough v. Caesars Entertainment Corp., et al., Case No. 1:19-cv-09650 (S.D.N.Y.), alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading definitive registration statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose material information regarding: (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought: (i) to enjoin the shareholder vote on the Merger or consummation of the Merger; and (ii) rescission of the Merger, to the extent it closes. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On February 14, 2020, the Yarbrough complaint was voluntarily dismissed.

We believe the claims asserted in each of the above described complaints are without merit and intend to vigorously defend against them to the extent they have not already been dismissed. It is not probable that litigation discussed above, to the extent it was not already dismissed as of December 31, 2019, will result in a material effect on our financial statements.

Contractual Commitments

Proposed Extension of Casino Operating Contract for Harrah’s New Orleans

On June 7, 2019, the Governor of the State of Louisiana signed into effect legislation that would authorize the Louisiana Gaming Control Board to enter into a 30-year extension of the Harrah’s New Orleans casino operating contract to 2054, subject to certain approvals of the amended casino operating contract that would provide for the 30-year extension and provided that such amended

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

casino operating contract includes certain requirements set forth in the legislation, including (without limitation), that (a) Caesars be obligated to make (i) a capital investment of $325 million on or around the official gaming establishment by July 15, 2024 (subject to extensions for force majeure events), (ii) certain one-time payments totaling $25 million to the City of New Orleans and State of Louisiana, (iii) certain one-time payments totaling $40 million to the City of New Orleans and State of Louisiana, (iv) an annual payment to the Louisiana Gaming Control Board in the amount of $3.4 million (subject to certain adjustments based on changes with respect to the consumer price index), (v) an annual license payment to the Louisiana Gaming Control Board in the amount of $3 million starting in April 2022, and (vi) an annual payment in the amount of $6 million (subject to certain adjustments based on changes with respect to the consumer price index) to the City of New Orleans, which annual payment is to be paid in quarterly installments, and (b) the minimum amount of the annual gaming payments made by Caesars to the Louisiana Gaming Control Board increase from $60 million to $65 million starting in April 2022.

Exit Cost Accruals

As of December 31, 2019 and 2018, exit costs were included in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the accompanying Balance Sheets for accruals related to the following:

		As of December 31,
(In millions)	Accrual Obligation End Date	2019	2018
Future obligations under land lease agreements (1)	December 2092	$—	$43
Iowa greyhound pari-mutuel racing fund	December 2021	17	33
Permanent closure of international properties (2)	January 2032	—	10
Unbundling of electric service provided by NV Energy	February 2024	49	58

Total		$66	$144

(1)	Associated with the abandonment of a construction project near the Mississippi Gulf Coast.
(2)

Properties include Alea Leeds, Golden Nugget and Southend. As a result of the adoption of ASC 842, as of January 1, 2019, accruals associated with future obligations for leases not in use have been applied against the carrying amount of the ROU assets. See Note 10.

NV Energy

In 2017, we elected to exit the fully bundled sales system of NV Energy and purchase energy, capacity, and/or ancillary services from other providers. As a result, we are required to pay an aggregate exit fee and non-bypassable charges related to our Nevada properties until 2024. These fees are recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets, based on the expected payment date. The amount will be adjusted in the future if actual fees incurred differ from our estimates.

Sports Sponsorship/Partnership Obligations

We have agreements with certain professional sports leagues and teams, sporting event facilities and sports television networks for tickets, suites, and advertising, marketing, promotional and sponsorship opportunities. As of December 31, 2019, obligations related to these agreements were $246 million with contracts extending through 2034. We recognize expenses in the period services are rendered in accordance with the various agreements. In addition, assets or liabilities may be recorded related to the timing of payments as required by the respective agreement.

Golf Course Use Agreement

On October 6, 2017, certain Golf Course Properties were sold to VICI and CEOC LLC entered into a Golf Course Use Agreement with VICI over a 35-year term (inclusive of all renewal periods), pursuant to which we incur (i) an annual payment of $10 million subject to escalation, (ii) an annual use fee of $3 million, subject to escalation beginning in the second year, and (iii) per-round fees. All of these payments are guaranteed by CEC.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

An obligation of $145 million is recorded in Deferred credits and other liabilities as of December 31, 2019, which represents the amount that the obligations of $10 million in annual payments to be made under the Golf Course Use Agreement exceeds the fair value of services being received.

VICI Leases

Under the CEOC LLC Lease Agreements and the Harrah’s Las Vegas lease, we are required to spend certain minimum amounts on capital expenditures.

Tribal Casino Management Contracts

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that state that a minimum monthly payment must be made to the applicable tribe. This payment obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to contracts for the three managed, Indian-owned facilities, is approximately $1 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

Separation Agreement

On November 1, 2018, the Company announced that Mark P. Frissora, our former President and Chief Executive Officer, was leaving the Company. Subject to the terms of the separation agreement entered into between the Company and Mr. Frissora (as amended, the “Separation Agreement”), Mr. Frissora continued as President and Chief Executive Officer until his termination date of April 30, 2019. In connection with his Separation Agreement, upon his termination date, Mr. Frissora was vested in all unvested equity and cash awards (with vesting of performance stock units and options remaining subject to achievement of applicable targets and options generally exercisable for two years after vesting). As a result of the separation, a total of $32 million of accelerated compensation expense was recognized through his exit date of April 30, 2019, of which $13 million was recognized during the year ended December 31, 2019 and $19 million during the year ended December 31, 2018. As of December 31, 2019 approximately $5 million was unpaid and recorded in Accrued expenses and other current liabilities.

Voluntary Severance Program

During 2019, in an effort towards achieving greater operational efficiency, the Company initiated a Voluntary Severance Program (“VSP”). The VSP was offered to non-property, US-based corporate employees in management roles, as defined by the program, excluding certain revenue focused departments. For the year ended December 31, 2019, the Company recognized severance and stock-based compensation charges related to this VSP program totaling approximately $17 million. As of December 31, 2019, approximately $4 million was unpaid and recorded in Accrued expenses and other current liabilities.

Common Parking Area Use Agreement

Planet Hollywood Resort & Casino is party to an agreement for a common parking area for purposes of parking, passage, loading and unloading of motor vehicles and pedestrian traffic. The parking area is owned by a third party to which we make annual fee payments of $3 million. In addition, certain expenses incurred by the property owner in connection with the operation, management, repair and maintenance are allocated to all parties within the agreement. Our expected obligation, including the annual fee, for each of the next five years is estimated to be $5 million per year and the term of the agreement continues through December 31, 2097. This expense is recorded within Property, general, administrative, and other on our Statement of Operations.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Contingent Liabilities

Resolution of Disputed Claims

As described in Note 1, CEOC and certain of its U.S. subsidiaries (collectively, the “Debtors”) emerged from bankruptcy and consummated their reorganization pursuant to their third amended joint plan of reorganization on the Effective Date. Any unresolved claims will continue to be subject to the claims reconciliation process under the supervision of the Bankruptcy Court. CEOC LLC will continue the process of reconciling such claims to the amounts listed by the Debtors in their schedules of assets and liabilities, as amended. The amounts submitted by claimants that remain unresolved total approximately $437 million. We estimate the fair value of these claims to be $51 million as of December 31, 2019, which is recorded in Accrued expenses and other current liabilities and is based on management’s estimate of the claim amounts that the Bankruptcy Court will ultimately allow and the fair value of the underlying CEC common stock and CEC Convertible Notes held in escrow for the purpose of resolving those claims. See Note 8.

Pursuant to the Plan, CEC and CEOC deposited cash, CEC common stock, and CEC Convertible Notes into an escrow trust to be distributed to satisfy certain remaining unsecured claims (excluding debt claims) as they become allowed. As claims are resolved, the claimants receive distributions of CEC common stock, cash or cash equivalents, and/or CEC Convertible Notes from the reserves on the same basis as if such distributions had been made on or about the Effective Date. To the extent that any of the reserved shares, cash, and convertible notes remain undistributed upon resolution of the remaining disputed claims, such amounts will be returned to CEC.

As of December 31, 2019, approximately $48 million in cash, 8 million shares of CEC common stock, and $32 million in principal value of CEC Convertible Notes remain in reserve for distribution to holders of disputed claims whose claims may ultimately become allowed in the escrow trust. The CEC common stock and CEC Convertible Notes held in the escrow trust are treated as not outstanding in CEC’s Financial Statements. We estimate that the number of shares, cash, and CEC Convertible Notes reserved is sufficient to satisfy the Debtors’ obligations under the Plan.

Caesars United Kingdom UKGC Investigation

In June 2019, the British Gambling Commission (the “Commission” or “UKGC”) informed CEUK that it was initiating a license review of its British properties. The review relates to certain potential inadequacies in implementation of the CEUK Anti-Money Laundering policies and in CEUK’s social responsibility policy and customer monitoring. CEC is taking all necessary steps to remedy issues identified in its own review and disclosed to the Commission. At the present time, we believe a regulatory settlement is probable and have recorded a liability of $17 million recorded in Accrued expenses and other current liabilities. Given the uncertainty of the review, we do not have a better estimate of the outcome of the review or the potential settlement at this time; however, it is possible we will incur a loss that is higher than what we have recorded and the Commission may limit, condition, restrict, revoke, or suspend CEUK’s licenses.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 12 — Debt

	December 31, 2019					December 31, 2018
(Dollars in millions)	Final Maturity	Rates		Face Value	Book Value	Book Value
Secured debt
CRC Revolving Credit Facility	2022	variable	(1)	$—	$—	$100
CRC Term Loan	2024	variable	(2)	4,606	4,541	4,577
CEOC LLC Revolving Credit Facility	2022	variable	(3)	—	—	—
CEOC LLC Term Loan	2024	variable	(3)	1,220	1,218	1,483
Unsecured debt
CEC Convertible Notes	2024	5.00%		1,086	1,058	1,083
CRC Notes	2025	5.25%		1,700	1,672	1,668
Special Improvement District Bonds	2037	4.30%		53	53	54

Total debt				8,665	8,542	8,965
Current portion of long-term debt				(64)	(64)	(164)

Long-term debt				$8,601	$8,478	$8,801

Unamortized premiums, discounts and deferred finance charges					$123	$110
Fair value				$8,821

(1)	London Interbank Offered Rate (“LIBOR”) plus 2.13%.
(2)	LIBOR plus 2.75%.
(3)	LIBOR plus 2.00%.

Annual Estimated Debt Service Requirements

	Years Ended December 31,
(In millions)	2020	2021	2022	2023	2024	Thereafter	Total
Annual maturities of long-term debt	$64	$64	$64	$64	$6,666	$1,743	$8,665
Estimated interest payments	430	410	400	390	380	100	2,110

Total debt service obligation (1)	$494	$474	$464	$454	$7,046	$1,843	$10,775

(1)

Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facilities. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated impact of the ten interest rate swap agreements (see Note 8). Actual payments may differ from these estimates.

Current Portion of Long-Term Debt

The current portion of long-term debt as of December 31, 2019 includes the principal payments on the term loans, other unsecured borrowings, and special improvement district bonds that are expected to be paid within 12 months.

Borrowings under the revolving credit facilities are each subject to the provisions of the applicable credit facility agreements, which each have a contractual maturity of greater than one year. Amounts borrowed, if any, under the revolving credit facilities are intended to satisfy short term liquidity needs and would be classified as current.

Debt Discounts or Premiums and Deferred Finance Charges

Debt discounts or premiums and deferred finance charges incurred in connection with the issuance of debt are amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts are written off and included in our gain or loss calculations to the extent we extinguish debt prior to its original maturity date.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Fair Value

The fair value of debt has been calculated primarily based on the borrowing rates available as of December 31, 2019 based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 and Level 2 in the fair value hierarchy.

CRC Term Loan and Revolving Credit Facility

On December 22, 2017, CRC entered into a new $5.7 billion senior secured credit facility (the “CRC Senior Secured Credit Facilities”), including a $1.0 billion five-year revolving credit facility (the “CRC Revolving Credit Facility”) and a $4.7 billion seven-year first lien term loan (the “CRC Term Loan”). The CRC Senior Secured Credit Facilities were funded and closed pursuant to the Credit Agreement, dated as of December 22, 2017 (the “CRC Credit Agreement”).

The CRC Term Loan matures in 2024. The CRC Revolving Credit Facility matures in 2022 and includes a letter of credit sub-facility. The CRC Term Loan requires scheduled quarterly principal payments in amounts equal to 0.25% of the original aggregate principal amount, with the balance due at maturity. The CRC Credit Agreement also includes customary voluntary and mandatory prepayment provisions, subject to certain exceptions. As of December 31, 2019 and 2018, approximately $25 million and $36 million was committed to outstanding letters of credit, respectively. As of December 31, 2019, there were no borrowings outstanding under the CRC Revolving Credit Facility.

Borrowings under the CRC Credit Agreement bear interest at a rate equal to either (a) LIBOR adjusted for certain additional costs, subject to a floor of 0% or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by Credit Suisse AG, Cayman Islands Branch, as administrative agent under the CRC Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin shall be (a) with respect to the CRC Term Loan, 2.75% per annum in the case of any LIBOR loan or 1.75% per annum in the case of any base rate loan and (b) in the case of the CRC Revolving Credit Facility, 2.25% per annum in the case of any LIBOR loan and 1.25% per annum in the case of any base rate loan, subject in the case of the CRC Revolving Credit Facility to two 0.125% step-downs based on CRC’s senior secured leverage ratio (“SSLR”), the ratio of first lien senior secured net debt to adjusted earnings before interest, taxes, depreciation and amortization.

In addition, CRC is required to pay a commitment fee in respect of any commitments under the CRC Revolving Credit Facility in the amount of 0.50% of the principal amount of the commitments, subject to step-downs to 0.375% and 0.25% based upon CRC’s SSLR. CRC is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.

CRC Notes

On October 16, 2017, CRC Escrow Issuer LLC (“Escrow Issuer”) and CRC Finco. Inc., then both wholly owned subsidiaries of CEC, issued $1.7 billion aggregate principal amount of 5.25% senior notes due 2025 (the “CRC Notes”). On December 22, 2017, Escrow Issuer merged with and into CRC, with CRC as the surviving entity and issuer of the CRC Notes.

CEOC LLC Term Loan and Revolving Credit Facility

As part of the acquisition of OpCo on the Effective Date, we assumed debt that was issued in connection with CEOC’s emergence from bankruptcy including a $1.235 billion term loan (the “CEOC LLC Term Loan”) pursuant to a Credit Agreement dated as of October 6, 2017, and amended on April 16, 2018, (the “CEOC LLC Credit Agreement”). In addition, OpCo had a $200 million revolving credit facility under the CEOC LLC Credit Agreement (the “CEOC LLC Revolving Credit Facility”). In December 2017, we increased the CEOC LLC Term Loan by $265 million to $1.5 billion.

The CEOC LLC Term Loan matures in 2024 and the CEOC LLC Revolving Credit Facility matures in 2022 and includes a letter of credit sub-facility. The CEOC LLC Term Loan requires scheduled quarterly principal payments in amounts equal to 0.25% of

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the original aggregate principal amount, with the balance due at maturity. The CEOC LLC Credit Agreement also includes customary voluntary and mandatory prepayment provisions, subject to certain exceptions. As of December 31, 2019, there were no borrowings outstanding under the CEOC LLC Revolving Credit Facility and approximately $39 million was committed to outstanding letters of credit. As of December 31, 2018, approximately $39 million was committed to outstanding letters of credit.

Borrowings under the CEOC LLC Credit Agreement bear interest at a rate equal to either (a) LIBOR adjusted for certain additional costs, subject to a floor of 0% or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by Credit Suisse AG, Cayman Islands Branch, as administrative agent under the CEOC LLC Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin.

The applicable margins under the CEOC LLC Credit Agreement are (a) with respect to the CEOC LLC Term Loan, 2.00% per annum in the case of any LIBOR loan or 1.00% per annum in the case of any base rate loan and (b) in the case of the CEOC LLC Revolving Credit Facility, 2.00% per annum in the case of any LIBOR loan and 1.00% per annum in the case of any base rate loan, subject in the case of the CEOC LLC Revolving Credit Facility to two 0.125% step-downs based on CEOC LLC’s SSLR.

In addition, CEOC LLC is required to pay a commitment fee in respect of any commitments under the CEOC LLC Revolving Credit Facility in the amount of 0.50% of the principal amount of the commitments, subject to step-downs to 0.375% and 0.25% based upon CEOC LLC’s SSLR. CEOC LLC is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.

CEC Convertible Notes

On the Effective Date, CEC issued $1.1 billion aggregate principal amount of 5.00% convertible senior notes maturing in 2024 to CEOC’s creditors pursuant to the terms of the Plan. The CEC Convertible Notes were issued pursuant to the indenture, dated as of October 6, 2017.

The CEC Convertible Notes are convertible at the option of holders into a number of shares of CEC common stock that is equal to approximately 0.139 shares of CEC common stock per $1.00 principal amount of CEC Convertible Notes, which is equal to an initial conversion price of $7.19 per share. If all the shares were issued on the Effective Date, they would have represented approximately 17.9% of the shares of CEC common stock outstanding on a fully diluted basis. The holders of the CEC Convertible Notes can convert them at any time after issuance. CEC can convert the CEC Convertible Notes beginning in October 2020 if the last reported sale price of CEC common stock equals or exceeds 140% of the conversion price for the CEC Convertible Notes in effect on each of at least 20 trading days during any 30 consecutive trading day period. CEC does not have any other redemption rights under the CEC Convertible Notes.

On December 2, 2019, we paid $28 million to the holders of the CEC Convertible Notes, whose consents were validly delivered and not validly revoked, to modify the CEC Convertible Notes (the “Consent”). The consent fee is recognized as an additional discount to our debt and will be amortized over the remaining life of the CEC Convertible Notes. The Consent amended the indenture governing the CEC Convertible Notes to expressly permit the Merger and the other transactions contemplated by the Merger Agreement (including the related financing transactions) and, subject to the consummation of the Merger, delete the negative covenants contained in Sections 4.02 (Reports and Other Information), 4.03 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock), 4.04 (Limitation on Restricted Payments), 4.05 (Dividend and Other Payment Restrictions Affecting Subsidiaries) 4.06 (Asset Sales), 4.07 (Transactions with Affiliates), 4.09 (Compliance Certificate), 4.10 (Further Instruments and Acts), 4.12 (Liens), 4.13 (Business Activities), 4.15 (Payments for Consents) and 5.01 (When Issuer may Merge or Transfer Assets) of the indenture for the purpose of providing additional operating flexibility after the consummation of the Merger.

As of December 31, 2019, an immaterial amount of the CEC Convertible Notes was converted into shares of CEC common stock. An aggregate of 156 million shares of CEC common stock, of which 151 million shares are net of amounts held by CEC, are issuable upon conversion of the CEC Convertible Notes. As of December 31, 2019, the remaining life of the CEC Convertible Notes is 4.75 years.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company has determined that the CEC Convertible Notes contain derivative features that require bifurcation. We separately account for the liability component and equity conversion option of the CEC Convertible Notes. The portion of the overall fair value allocated to the liability was calculated by using a market-based approach without the conversion features included. The difference between the overall instrument value and the value of the liability component was assumed to be the value of the equity component. See Note 8 for more information on the CEC Convertible Notes’ fair value measurements.

Summary of Debt and Revolving Credit Facility Cash Flows from Financing Activities in 2019

(In millions)	Repayments	Debt issuance and extension costs and fees
CEC Convertible Notes	$—	$(28)
CRC Revolving Credit Facility	(100)	—
CRC Term Loan	(47)	—
CEOC LLC Term Loan	(265)	—
Other debt activity	(2)	—

Total	$(414)	$(28)

Terms of Outstanding Debt

The Company may elect, at its option, to prepay any borrowings outstanding under the CEOC LLC Credit Agreement without premium or penalty (except with respect to any break funding payments which may be payable pursuant to the terms of the CEOC LLC Credit Agreement). On September 13, 2019, we made a voluntary payment of $250 million toward the outstanding principal balance of our CEOC LLC Term Loan.

Restrictive Covenants

The CRC Credit Agreement, CEOC LLC Credit Agreement, as amended, and the indentures related to the CRC Notes contain covenants which are standard and customary for these types of agreements. These include negative covenants, which, subject to certain exceptions and baskets, limit the ability of CRC and certain of its subsidiaries, and CEOC LLC and certain of its subsidiaries, respectively, to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets and make acquisitions. The indenture related to the CEC Convertible Notes contains covenants including negative covenants, which, subject to certain exceptions, limit the Company’s ability to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets, and make acquisitions. The Consent amended the indenture related to the CEC Convertible Notes to, subject to the consummation of the Merger, delete certain of such negative covenants from the indenture as described above.

The CRC Revolving Credit Facility and CEOC LLC Revolving Credit Facility include maximum first-priority net SSLR financial covenants of 6.35:1 and 3.50:1, respectively, which are applicable solely to the extent that certain testing conditions are satisfied.

Guarantees

The borrowings under the CRC Credit Agreement and CEOC LLC Credit Agreement, as amended, are guaranteed by the material, domestic, wholly owned subsidiaries of CRC and CEOC LLC, respectively, (subject to exceptions) and substantially all of the applicable existing and future property and assets of CRC or CEOC LLC, respectively, and their respective subsidiary guarantors serve as collateral for the respective borrowings.

The CRC Notes are guaranteed on a senior unsecured basis by each wholly owned, domestic subsidiary of CRC that is a subsidiary guarantor with respect to the CRC Senior Secured Credit Facilities.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Restricted Net Assets

Because of the restrictions in our borrowings and other arrangements, the amount of net assets at consolidated subsidiaries not available to be remitted to CEC via dividend, loan or transfer was approximately $2.1 billion and $3.2 billion as of December 31, 2019 and 2018, respectively.

Note 13 — Stockholders’ Equity

Share Repurchase Program

On May 2, 2018, the Company announced that our Board of Directors authorized a Share Repurchase Program (the “Repurchase Program”) to repurchase up to $500 million of our common stock. On August 10, 2018, the Company announced that our Board of Directors increased its share repurchase authorization to $750 million of our common stock. Repurchases may be made at the Company’s discretion from time to time on the open market or in privately negotiated transactions. The Repurchase Program has no time limit, does not obligate the Company to make any repurchases, and may be suspended for periods or discontinued at any time. Any shares acquired are available for general corporate purposes. During the year ended December 31, 2019, there were no shares repurchased under the program. During the year ended December 31, 2018, we repurchased approximately 31 million shares for approximately $311 million under the program recorded in Treasury stock. As of December 31, 2019, the maximum dollar value that may still be purchased under the program was $439 million.

Pursuant to the Merger Agreement, prior to the completion of the Merger or termination of the Merger Agreement, we may not, absent Eldorado’s prior written consent, repurchase shares of our common stock (subject to limited exceptions related to stock options or settlement of other awards and the CEC Convertible Notes).

Note 14 — Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing the applicable income amounts by the weighted-average number of shares of common stock outstanding. Diluted EPS is computed by dividing the applicable income amounts by the sum of weighted-average number of shares of common stock outstanding and dilutive potential common stock.

For a period in which Caesars generated a net loss, the weighted-average basic shares outstanding was used in calculating diluted loss per share because using diluted shares would have been anti-dilutive to loss per share.

Basic and Dilutive Net Earnings Per Share Reconciliation

	Years Ended December 31,
(In millions, except per share data)	2019	2018 (1)	2017
Net income/(loss) attributable to Caesars	$(1,195)	$303	$(368)
Dilutive effect of CEC Convertible Notes, net of tax	—	(510)	—

Adjusted net loss attributable to Caesars	$(1,195)	$(207)	$(368)

Weighted-average common shares outstanding - basic	676	686	279
Dilutive potential common shares: Stock-based compensation awards	—	4	—
Dilutive potential common shares: CEC Convertible Notes	—	151	—

Weighted-average common shares outstanding - diluted	676	841	279

Basic earnings/(loss) per share	$(1.77)	$0.44	$(1.32)
Diluted loss per share	$(1.77)	$(0.25)	$(1.32)

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1)

The Company identified an error in the computation of Diluted EPS in the financial statements for the year ended December 31, 2018. The Company did not reverse the changes in fair value of the CEC Convertible Notes, net of tax, which was a gain of $552 million from Net income/(loss) attributable to Caesars for the purpose of calculation of Diluted EPS. The Dilutive effect of CEC Convertible Notes, net of tax of $42 million for the year ended December 31, 2018 has been corrected to be $(510) million. As a result, Diluted EPS for the year ended December 31, 2018 was overstated by $0.66 per share. Diluted EPS of $0.41 for the year ended December 31, 2018 has been corrected to Diluted loss per share of $0.25. This error had no effect on Net Income/(Loss) on our Statements of Operations, our Balance Sheets, Statements of Cash Flows, or Consolidated Statements of Stockholders’ Equity/Deficit, as of, and for the year ended December 31, 2018.

Weighted-Average Number of Anti-Dilutive Shares Excluded from Calculation of EPS

	Years Ended December 31,
(In millions)	2019	2018	2017
Stock-based compensation awards	20	11	21
CEC Convertible Notes	151	—	36

Total anti-dilutive common stock	171	11	57

Note 15 — Revenue Recognition

Accounting Policies

We analyze our revenues based upon the type of services we provide and the geographic location of the related property. We recognize revenue when control over the goods and services we provide has transferred to the customer, which is generally when the services are performed and when we have no substantive performance obligation remaining. Sales and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses.

Casino Revenues

Casino revenues include revenues generated by our casino operations and casino related activities such as poker, pari-mutuel wagering, and tournaments, less sales incentives and other adjustments. Casino revenues are measured by the aggregate net difference between gaming wins and losses. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. We accrue the incremental amount of progressive jackpots as the progressive machine is played, and the progressive jackpot amount increases, with a corresponding reduction to casino revenues. Funds deposited by customers in advance along with chips and slot vouchers in a customer’s possession are recorded in Accrued expenses and other current liabilities on our Balance Sheets until such amounts are redeemed or used in gaming play by the customer.

Non-Gaming Revenues

Rooms revenue, food and beverage revenue, and entertainment and other revenue include: (i) the actual amounts paid for such services (less any amounts allocated to unperformed performance obligations, such as Reward Credits described below); (ii) the value of Reward Credits redeemed for such services; and (iii) the portion of the transaction price allocated to complimentary goods or services provided in conjunction with other revenue-generating activities. Rooms revenue is generally recognized over time, consistent with the customer’s reservation period. Food and beverage and entertainment and other revenues are recognized at the point in time the services are performed or events are held. Amounts paid in advance, such as advance deposits on rooms and advance ticket sales, are recorded as a liability until the goods or services are provided to the customer (see Contract Liabilities below).

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Other Revenue

Other revenue primarily includes revenue from third-party real estate leasing arrangements at our properties. Rental income is recognized ratably over the lease term with contingent rental income being recognized when the right to receive such rental income is established according to the lease agreements.

Reimbursed Management Costs

Reimbursed management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on operating income.

Caesars Rewards Loyalty Program

On January 30, 2019, Caesars announced the rebranding of Total Rewards, the Company’s industry-leading loyalty program, to Caesars Rewards effective February 1, 2019. The new program leverages the premium Caesars brand to better connect Caesars’ elevated standard and prestige with the Company’s global destinations.

Caesars Rewards grants Reward Credits to Caesars Rewards Members based on on-property spending, including gaming, hotel, dining, and retail shopping at all Caesars-affiliated properties. Members may redeem Reward Credits for complimentary or discounted goods and services such as rooms, food and beverages, merchandise, free play, entertainment, and travel accommodations. Members are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program. A member’s Reward Credit balance is forfeited if the member does not earn at least one Reward Credit during a continuous six-month period.

Because of the significance of the Caesars Rewards program and the ability for customers to accumulate Reward Credits based on their past play, we have determined that Reward Credits granted in conjunction with other earning activity represent a performance obligation. As a result, for transactions in which Reward Credits are earned, we allocate a portion of the transaction price to the Reward Credits that are earned based upon the relative standalone selling prices (“SSP”) of the goods and services involved. When the activity underlying the “earning” of the Reward Credits has a wide range of selling prices and is highly variable, such as in the case of gaming activities, we use the residual approach in this allocation by computing the value of the Reward Credits as described below and allocating the residual amount to the gaming activity. This allocation results in a significant portion of the transaction price being deferred and presented as a Contract liability on our accompanying Balance Sheets. Any amounts allocated to Contract liabilities are recognized as revenue when the Reward Credits are redeemed in accordance with the specific recognition policy of the activity for which the credits are redeemed. This balance is further described below under Contract Liabilities.

Our Caesars Rewards loyalty program includes various tiers that offer different benefits, and members are able to earn credits towards tier status, which generally enables them to receive discounts similar to those provided as complimentaries described below. We have determined that any such discounts received as a result of tier status do not represent material rights, and therefore, we do not account for them as distinct performance obligations.

We have determined the SSP of a Reward Credit by computing the redemption value of credits expected to be redeemed. Because Reward Credits are not otherwise independently sold, we analyzed all Reward Credit redemption activity over the preceding calendar year and determined the redemption value based on the fair market value of the goods and services for which the Reward Credits were redeemed. We have applied the practical expedient under the portfolio approach to our Reward Credit transactions because of the similarity of gaming and other transactions and the homogeneity of Reward Credits.

As part of determining the SSP for Reward Credits, we also determined that there is generally an amount of Reward Credits that is not redeemed, which is considered “breakage.” We recognize the expected breakage proportionally with the pattern of revenue recognized related to the redemption of Reward Credits. We periodically reassess our customer behaviors and revise our expectations as deemed necessary on a prospective basis.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Complimentaries

As part of our normal business operations, we often provide discretionary lodging, transportation, food and beverage, entertainment, free play and other goods and services to our customers at no additional charge. Non-discretionary Reward Credits can be redeemed for these services. Both are considered complimentaries. Such complimentaries are provided in conjunction with other revenue-earning activities and are generally provided to encourage additional customer spending on those activities. Accordingly, we allocate a portion of the transaction price we receive from such customers to the complimentary goods and services. We perform this allocation based on the SSP of the underlying goods and services, which is determined based upon the weighted-average cash sales prices received for similar services at similar points during the year.

Receivables and Contract Liabilities

We issue credit to approved casino customers following investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectability of these receivables. Accounts receivable are non-interest bearing and are initially recorded at cost.

Marker play represents a significant portion of our overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States assets of foreign customers may be reached to satisfy judgments entered in the United States. We consider the likelihood and difficulty of enforceability, among other factors, when we issue credit to customers who are not residents of the United States.

Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts. Receivables are reported net of the allowance for doubtful accounts.

Receivables

	As of December 31,
(In millions)	2019	2018	2017
Casino	$186	$188	$173
Food and beverage and rooms (1)	65	62	59
Entertainment and other	82	77	79

Contract receivables, net	333	327	311
Real estate leases	16	15	11
Other	88	115	172

Receivables, net	$437	$457	$494

(1)

As a result of the adoption of ASC 842, as of January 1, 2019, revenue generated from the lease components of lodging arrangements and conventions as well as their associated receivables are no longer considered contract revenue or contract receivables under ASC 606, Revenue from Contracts with Customers. A portion of this balance relates to lease receivables under ASC 842. See Note 10 for further details.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Allowance for Doubtful Accounts

(In millions)	Contracts	Other	Total
Balance as of January 1, 2017	$21	$20	$41
Provision for doubtful accounts	9	(1)	8
Write-offs less recoveries	14	(32)	(18)
OpCo consolidation (1)	—	20	20

Balance as of December 31, 2017	44	7	51
Provision for doubtful accounts	17	4	21
Write-offs less recoveries	(18)	(7)	(25)

Balance as of December 31, 2018	43	4	47
Provision for doubtful accounts	18	8	26
Write-offs less recoveries	(9)	4	(5)

Balance as of December 31, 2019 (2)	$52	$16	$68

(1)	See Note 4 for further details relating to the acquisition of OpCo.
(2)	“Other” includes allowance associated with lease receivables under ASC 842. See Note 10 for further details.

Contract Liabilities

(In millions)	Caesars Rewards	Customer Advance Deposits	Total
Balance as of January 1, 2017	$—	$63	$63
Amount recognized from the beginning balance	—	(56)	(56)
Amount earned and recognized within the period	(19)	34	15
OpCo consolidation (1)	81	28	109

Balance as of December 31, 2017 (2)	62	69	131
Amount recognized during the period (3)	(144)	(440)	(584)
Amount accrued during the period	148	454	602

Balance as of December 31, 2018 (4)	66	83	149
Amount recognized during the period (5)	(145)	(603)	(748)
Amount accrued during the period	149	646	795

Balance as of December 31, 2019 (6)	$70	$126	$196

(1)	See Note 4 for further details relating to the acquisition of OpCo.
(2)	$2 million included within Deferred credits and other liabilities as of December 31, 2017.
(3)	Includes $35 million for Caesars Rewards and $62 million for Customer Advances recognized from the December 31, 2017 Contract liability balances.
(4)	$5 million included within Deferred credits and other liabilities as of December 31, 2018.
(5)	Includes $35 million for Caesars Rewards and $72 million for Customer Advances recognized from the December 31, 2018 Contract liability balances.
(6)

$18 million included within Deferred credits and other liabilities as of December 31, 2019. Includes lodging arrangement and convention contract liabilities accounted for under ASC 842. See Note 10 for further details.

Generally, customer advances and their corresponding performance obligations are satisfied within 12 months of the date of receipt of advanced payment. While Rewards Credits are generally redeemed by customers over a four-year period from when they were earned, of the total Reward Credits expected to be redeemed, approximately 90% are redeemed within one year and approximately 10% are redeemed beyond one year.

Note 16 — Stock-Based Compensation

Caesars Entertainment Stock-Based Compensation Plans

We maintain long-term incentive plans for management, other personnel, and key service providers. The plans allow for granting stock-based compensation awards, based on CEC common stock (NASDAQ symbol “CZR”), including time-based and performance-based stock options, restricted stock units (“RSUs”), performance stock units (“PSUs”), market-based stock units (“MSUs”), restricted stock awards, stock grants, or a combination of awards. Forfeitures are recognized in the period in which they occur.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Performance Incentive Plans

In July 2017, we adopted the Caesars Entertainment Corporation 2017 Performance Incentive Plan, (the “2017 Incentive Plan”) upon approval of the Company’s stockholders and, upon adoption, awards are no longer granted under the Caesars Entertainment Corporation 2012 Performance Incentive Plan, as amended, (the “2012 Incentive Plan”). As of December 31, 2019, there were approximately 2 million options outstanding under the 2012 Incentive Plan, which will expire between years 2022 and 2025. As of December 31, 2019, there were less than a million RSUs outstanding under the 2012 Incentive Plan.

The 2017 Incentive Plan allows for the granting of equity-based awards for directors, employees, officers and consultants or advisers who render services to Caesars Entertainment or its subsidiaries. Under the 2017 Incentive Plan, a total of 25 million shares of our common stock have been authorized for issuance. No options have been granted under the 2017 plan. RSUs granted under the 2017 Incentive Plan generally vest ratably over four years. PSUs vest over three years and MSUs cliff vest over three years. The number of unissued common shares reserved for future grants under the plan is 8 million as of December 31, 2019.

During November and December 2019, certain employees were terminated under the VSP (See Note 11). As a result of separation agreements, including those under the VSP, certain equity awards of the 43 participants were modified to decrease the requisite service period and, in some cases, allow for immediate vesting and issuance of shares of our common stock. As a result of these modifications, we accelerated all unvested compensation expense for the modified awards and recorded incremental stock-based compensation of approximately $2 million based on the fair value of the modified awards.

Caesars Entertainment Stock Option Activity

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2018	8,360,365	$10.63	2.8	$—
Exercised	(5,550,720)	8.51
Forfeited	(45,544)	8.65
Expired	(616,351)	15.74

Outstanding as of December 31, 2019	2,147,750	14.67	2.8	9

Vested and expected to vest as of December 31, 2019	2,147,750	14.67	2.8	9

Exercisable as of December 31, 2019	1,516,588	8.71	3.7	8

Caesars Entertainment Stock Option Exercises

	Years Ended December 31,
(Dollars in millions)	2019	2018	2017
Option Exercises:
Number of options exercised	5,550,720	746,332	1,249,640
Cash received for options exercised	$47	$6	$8
Aggregate intrinsic value of options exercised	$17	$3	$7

Caesars Entertainment Restricted Stock Unit Activity

During the year ended December 31, 2019, we granted RSUs to employees of Caesars Entertainment with an aggregate fair value of $45 million. Each RSU represents the right to receive payment in respect of one share of the Caesars Entertainment’s common stock. The following table summarizes the activity of Caesars Entertainment’s RSUs during the year ended December 31, 2019.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Units	Weighted Average Fair Value (1)
Outstanding as of December 31, 2018	13,455,092	$11.51
Granted	5,228,512	8.77
Vested	(8,087,020)	10.76
Forfeited	(2,264,434)	10.58

Outstanding as of December 31, 2019	8,332,150	10.77

(1)	Represents the weighted average grant date fair value of RSUs, which is the share price of our common stock on the grant date.

The fair value of RSUs vested during the years ended December 31, 2019, 2018, and 2017, was $85 million, $72 million, and $29 million, respectively.

Caesars Entertainment Performance Stock Unit Activity

The Company granted approximately 1.2 million PSUs in 2019 and 1.6 million PSUs in 2018 that are scheduled to vest in three equal tranches over a three-year period. On each vesting date, recipients will receive between 0% and 200% of the granted PSUs in the form of CEC common stock based on the achievement of specified performance service conditions. Based on the terms and conditions of the awards, the fair value of the PSUs was initially set equal to the quoted market price of our common stock on the date of grant. The grant date fair value is reassessed at each reporting date to reflect the market price of our common stock until a mutual understanding of the key terms and conditions of the awards, between the Company and recipient, is achieved. The following table summarizes the activity of Caesars Entertainment’s PSUs during the year ended December 31, 2019.

	Units	Weighted Average Fair Value (1)
Outstanding as of December 31, 2018	1,466,183	$6.79
Granted	1,166,336	8.71
Vested	(676,923)	10.34
Forfeited	(501,933)	9.19

Outstanding as of December 31, 2019	1,453,663	13.60

(1)	Grant date fair value, for which compensation expense of these unvested awards is measured, has not been achieved. This represents the quoted market price of our common stock on the dates indicated.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Caesars Entertainment Market-Based Stock Unit Activity

In 2019, the Company granted approximately 703 thousand MSUs that are scheduled to cliff vest in three years. On the vesting date, recipients will receive between 0% and 200% of the granted MSUs in the form of CEC common stock based on the achievement of specified market and service conditions. Based on the terms and conditions of the awards, the grant date fair value of the MSUs was determined using a Monte-Carlo simulation model. Key assumptions for the Monte-Carlo simulation model are the risk-free interest rate, expected volatility, expected dividends and correlation coefficient. The effect of market conditions is considered in determining the grant date fair value, which is not subsequently revised based on actual performance. The aggregate value of MSUs granted during December 31, 2019 was $9 million.

	Units	Weighted Average Fair Value (1)
Outstanding as of December 31, 2018	—	$—
Granted	702,761	12.63
Vested	(81,832)	12.63
Forfeited	(186,008)	12.63

Outstanding as of December 31, 2019	434,921

(1)	Represents the fair value determined using a Monte-Carlo simulation model.

The fair value of MSUs vested during the year ended December 31, 2019 was $1 million.

Unrecognized Compensation Cost

As of December 31, 2019, there was $84 million of total unrecognized compensation cost related to Caesars Entertainment stock-based compensation plans, which is expected to be recognized over a remaining weighted-average period of 1.8 years.

Composition of Stock-Based Compensation Expense (All Plans)

	Years Ended December 31,
(In millions)	2019	2018	2017
Corporate expense	$69	$60	$36
Property, general, administrative, and other	19	19	7

Total stock-based compensation expense	$88	$79	$43

Note 17 — Deferred Compensation and Employee Benefit Plans

Deferred Compensation

On December 6, 2018, we adopted the Caesars Entertainment Corporation Executive Supplemental Savings Plan III (“ESSP III”) and the Caesars Entertainment Corporation Outside Director Deferred Compensation Plan, effective January 1, 2019. These plans are unfunded, non-qualified deferred compensation plans. Payment obligations pursuant to the plans are unsecured general obligations of the Company and affiliates of the Company employing participants in the ESSP III. The liability as of December 31, 2019 was $1 million which was recorded in Deferred credits and other liabilities. There was no liability as of December 31, 2018 as the plans were not effective.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Deferred Compensation Plans

As of December 31, 2019, certain current and former employees of Caesars, and our subsidiaries and affiliates, have balances under: (i) the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, (ii) the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II, (iii) the Park Place Entertainment Corporation Executive Deferred Compensation Plan, (iv) the Harrah’s Entertainment, Inc. Deferred Compensation Plan, and (v) the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan (collectively, the “existing deferred compensation plans”). These plans are deferred compensation plans that allow certain employees an opportunity to save for retirement and other purposes.

Each of the plans is now frozen and is no longer accepting contributions. However, participants may still earn returns on existing plan balances based upon their selected investment alternatives, which are reflected in their deferral accounts. The total liability recorded in Deferred credits and other liabilities for these plans was $53 million as of December 31, 2019 and 2018.

Trust Assets

CEC is a party to a trust agreement (the “Trust Agreement”) and an escrow agreement with respect to all five of the existing deferred compensation plans (the “Escrow Agreement”), each structured as so-called “rabbi trust” arrangements, which holds assets that may be used to satisfy obligations under the existing deferred compensation plans above. Amounts held pursuant to the Trust Agreement and the Escrow Agreement were approximately $88 million and $99 million as of December 31, 2019 and 2018, respectively, and have been reflected within Deferred charges and other assets on the Balance Sheets.

Savings and Retirement Plan

We maintain a defined contribution savings and retirement plan that allows employees to make pre-tax and after-tax contributions. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings (subject to Internal Revenue Service (“IRS”) rules and regulations). Participating employees become vested in matching contributions on a pro-rata basis over five years of credited service. Prior to January 1, 2018, participating employees were eligible to receive a company match of 50% up to 6% of eligible earnings that the individual elected to contribute with an individual cap of $600. During 2018, the company match was the greater of 25% up to 6% of earnings that the individual elected to contribute with no cap or 50% up to 6% of eligible earnings that the individual elected to contribute with an individual cap of $600. Beginning January 1, 2019, the match increased to 50% up to 6% of eligible earnings that the individual elects to contribute with no individual cap (subject to further limitations for certain higher-salaried employees). Our contribution expense for this plan was $26 million, $14 million, and $7 million for the years ended December 31, 2019, 2018, and 2017, respectively.

Pension Commitments

We have a defined benefit plan for employees of our London Clubs International subsidiary that provides benefits based on final pensionable salary. The plan is no longer accepting participants or employee contributions. The assets of the plan are held in a separate trustee-administered fund, and death-in-service benefits, professional fees, and other expenses are paid by the pension plan. Annual contributions are made as required. We account for this plan under the immediate recognition method, under which actuarial gains and losses are recognized in our Statements of Operations in the year in which the gains and losses occur rather than deferring them into Other comprehensive income/(loss) and amortizing them over future periods. Any such amounts are recorded in the fourth quarter of each year, and during 2019 and 2018, we recognized a gain of $3 million and $19 million, respectively. These amounts do not reflect current compensation costs and are recorded outside of Income from operations, within Other income/(loss) on our Statements of Operations.

As of December 31, 2019 and 2018, total plan assets were $213 million and $180 million, respectively, with projected benefit obligations totaling $242 million and $217 million, respectively, resulting in a net pension liability of $29 million and $37 million, respectively, which is recorded within Deferred credits and other liabilities on our Balance Sheets. As of December 31, 2019, our estimated long-term expected return on assets for this plan is 4.2% with a 2.0% discount rate. For the year ended December 31, 2019, we contributed $6 million to the plan, which we expect to remain consistent annually.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Multi-employer Pension Plans

The Company contributes to a number of multi-employer defined benefit pension plans under the terms of collective bargaining agreements that cover its union-represented employees. The risks of participating in these multi-employer plans are different from a single-employer plan in the following respects:

i.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

ii.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

iii.

If the Company chooses to stop participating in some of its multi-employer plans, the Company may be required to pay those plans an amount based on the underfunding of the plan, referred to as a “withdrawal liability.”

Multi-employer Pension Plan Participation

		Pension Protection Act Zone Status (1)			Contributions (In millions) (2)
Pension Fund	EIN/Pension Plan Number	2019	2018	FIP/RP Status (3)	2019	2018	2017	Surcharge Imposed	Expiration Date of Collective Bargaining Agreement (4)
Southern Nevada Culinary and Bartenders Pension Plan (5)	88-6016617/001	Green	Green	No	$26	$25	$19	No	May 31, 2023
Legacy Plan of the National Retirement Fund (6)(8)	13-6130178/001	N/A	N/A	N/A	—	—	9	N/A	N/A
Adjustable plan of the National Retirement Fund (7)	13-6130178/002	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Legacy Plan of the UNITE HERE Retirement Fund (5)(8)	82-0994119/001	Red	Red	Yes	16	15	—	No	February 29, 2020
Adjustable Plan of the UNITE HERE Retirement Fund (5)(9)	82-0994119/002	Green	Green	N/A	N/A	N/A	N/A	N/A	February 29, 2020
Central Pension Fund of the IUOE & Participating Employers (10)	36-6052390/001	Green	Green	No	6	6	5	No	March 31, 2021
Western Conference of Teamsters Pension Plan	91-6145047/001	Green	Green	No	5	5	4	No	Various up to March 31, 2024
Local 68 Engineers Union Pension Plan (5)(11)	51-0176618/001	Yellow	Yellow	Yes	1	1	1	No	April 30, 2020
NJ Carpenters Pension Fund	22-6174423/001	Yellow	Yellow	Yes	—	—	—	No	April 30, 2020
Painters IUPAT	52-6073909/001	Yellow	Yellow	Yes	1	1	1	No	Various up to June 30, 2021
Other Funds					2	2	1

Total Contributions					$57	$55	$40

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1)

Represents the Pension Protection Act zone status for applicable plan year beginning January 1, except where noted otherwise. The zone status is based on information that the Company received from the plan administrator and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are between 65% and less than 80% funded, and plans in the green zone are at least 80% funded. All plans detailed in the table above utilized extended amortization provisions to calculate zone status.

(2)	Comparability to periods prior to the Effective Date are affected by the consolidation of CEOC LLC in 2017.
(3)	Indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented.
(4)	The terms of the current agreement continue indefinitely until either party provides appropriate notice of intent to terminate the contract.
(5)

Employer provided more than 5% of the total contributions for the plan years ended 2018 and 2017. As of the date the financial statements were issued, Forms 5500 were not available for the 2019 plan year.

(6)

CEC contributed to the National Retirement Fund (“NRF”) under multiple collective bargaining agreements (“CBAs”). Effective January 1, 2015, the NRF split into two separate plans, the Legacy Plan of the NRF and the Adjustable Plan of the NRF.

(7)

CEC contributes a single contribution to the NRF, the Trustees of which allocate such contribution between the two plans. The contribution amount reflected to the Legacy Plan is the aggregate contribution made to the NRF before such allocation between the Legacy Plan and the Adjustable Plan.

(8)

Effective January 1, 2018, the NRF Fund spun-off a portion of the Fund and a number of contributing employers, including CEC, into a new multiemployer pension fund, the HEREIU Pension Fund. The HEREIU Pension Fund consists of two separate plans, the Legacy Plan of the HEREIU Pension Fund and the Adjustable Plan of the HEREIU Pension Fund. CEC no longer contributes to the NRF.

(9)

CEC makes a single contribution to the HEREIU Pension Fund, the Trustees of which allocate such contribution between the Legacy Plan and the Adjustable Plan. The contribution amount reflected to the Legacy Plan is the aggregate contribution made to the HEREIU Pension Fund before such allocation between the Legacy Plan and the Adjustable Plan.

(10)	Plan years begin February 1.
(11)	Plan years begin July 1.

In 2017, we reached an agreement with Hilton Hotels Corporation, whereby CEC received $12 million in exchange for assuming responsibility of a 31.75% funding liability of the Hilton Hotels Retirement Plan. These proceeds have been used to make quarterly contributions, of which $2 million has been contributed for the year ended December 31, 2019 and $5 million for the year ended December 31, 2018. Once the proceeds are depleted, future contributions will be expensed as incurred. Remaining proceeds of $3 million are recorded within Accrued expenses and other liabilities and $1 million is recorded within Deferred credits and other liabilities on our balance sheet as of December 31, 2019.

Note 18 — Income Taxes

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on certain foreign and state net operating losses (“NOLs”), and other federal, state, and foreign deferred tax assets. NOLs and other federal, state, and foreign deferred tax assets were not deemed realizable based upon the Company’s recent history of taxable losses.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affected our year ended December 31, 2017, including, but not limited to (i) reducing the U.S. federal corporate tax rate, (ii) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017, (iii) bonus depreciation that will allow for full expensing of qualified property, (iv) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries, and (v) a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings accumulated post 1986 through 2017 that were previously deferred from U.S. income taxes.

The SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance for the accounting of the effects of the Tax Act. SAB 118 provides a measurement period that should not be extended past a year from the enactment date for companies to complete the accounting of the Tax Act under ASC Topic 740, Income Taxes (“ASC 740”). Companies that do not complete the accounting under ASC 740 for the tax effects of the Tax Act must record a provisional estimate of the tax effects of the Tax Act. If a provisional estimate cannot be determined, a company should continue to apply ASC 740 based on the tax laws in effect immediately before the enactment of the Tax Act.

As of December 31, 2018, the Company completed the accounting for the tax effects of the Tax Act. During the year ended December 31, 2017, the Company made a reasonable estimate of the effects on the existing deferred tax balances and accrued a provisional income tax benefit of approximately $1.2 billion in the period ended December 31, 2017. The amount of the estimated

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

income tax benefit was (i) $797 million related to the net deferred tax benefit of the corporate rate reduction and (ii) $442 million related to the net deferred tax benefit of deferred tax assets which were realizable due to the changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017. During the year ended December 31, 2018, the Company revised its estimate of the effects on the existing deferred tax balances as of December 31, 2017, and accrued an additional provisional income tax benefit of $82 million. The total amount of the revised estimated income tax benefit is (i) $710 million related to the net deferred tax benefit of the corporate rate reduction, (ii) $569 million related to the net deferred tax benefit of deferred tax assets, which are now realizable due to the changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017, and (iii) $42 million relating to the net deferred tax benefit of state deferred tax assets, which are now realizable due to the changing rules related to interest expense disallowance for those states which conform to the Tax Act.

The Tax Act also includes provisions for Global Intangible Low-Taxed Income (“GILTI”), which imposes taxes on foreign income in excess of a deemed return on tangible assets of foreign corporations. Companies are allowed to make an accounting policy election of either (i) account for GILTI as a component of income tax expense in the period in which the Company is subject to the rules (the “period cost method”), or (ii) account for GILTI in the Company’s measurement of deferred taxes (the “deferred method”). The Company has elected the period cost method.

Effective January 1, 2018, we adopted ASU 2016-16, Income Taxes (Topic 740), which provides amended guidance regarding intra-entity transfers of assets other than inventory and requires the recognition of any related income tax consequences when such transfers occur.

In January 2019, we adopted ASU 2018-02 Income Statement—Reporting Comprehensive Income (Topic 220), which allows for a reclassification from accumulated other comprehensive income to retained earnings effectively eliminating the stranded tax effects resulting from the Tax Act. The adoption of this standard had no effect on our financial statements.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the IRS and various state taxing authorities on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.

Components of Income/(Loss) Before Income Taxes

	Years Ended December 31,
(In millions)	2019	2018	2017
United States	$(1,272)	$205	$(2,374)
Outside of the U.S.	(67)	(22)	4

	$(1,339)	$183	$(2,370)

Income Tax Benefit

	Years Ended December 31,
(In millions)	2019	2018	2017
United States
Current
Federal	$(2)	$(9)	$148
State	(1)	(1)	(7)
Deferred
Federal	131	170	1,835
State	22	(39)	23
Outside of the U.S.
Current	(7)	(9)	(4)
Deferred	(2)	9	—

	$141	$121	$1,995

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Allocation of Income Tax Benefit

	Years Ended December 31,
(In millions)	2019	2018	2017
Income tax benefit applicable to:
Income from operations	$141	$121	$1,995
Other comprehensive income/(loss)	12	3	—

Effective Income Tax Rate Reconciliation

	Years Ended December 31,
	2019	2018	2017
Statutory tax rate	21.0%	21.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	2.5	4.0	5.2
Valuation allowance	(9.9)	(70.4)	(17.1)
Foreign income taxes	(1.3)	2.3	(0.1)
Deferred tax benefit from changes in federal tax law	—	(44.7)	52.1
Stock-based compensation	(1.8)	4.7	(0.2)
Acquisition of CEOC	—	—	36.7
Reserves for uncertain tax positions	0.5	4.4	(4.6)
Current tax benefit from change in CGP operating agreement	—	—	2.4
Impairment of goodwill	(0.3)	4.7	—
Nondeductible transaction costs	—	6.6	(25.0)
Other	(0.1)	1.3	(0.2)

Effective tax rate	10.6%	(66.1)%	84.2%

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Temporary Differences Resulting in Deferred Tax Assets and Liabilities

	As of December 31,
(In millions)	2019	2018
Deferred tax assets:
State net operating losses	$415	$420
Federal net operating loss	409	485
Foreign net operating loss	16	16
Compensation programs	46	81
Allowance for doubtful accounts	40	41
Self-insurance reserves	8	10
Accrued expenses	41	45
Federal tax credits	82	70
Financing obligations	2,479	2,445
Golf course properties’ obligation	35	35
Investment in non-consolidated affiliates	5	5
Other debt-related items	66	—
Deferred revenue	39	42
Leases	62	66
Other	16	—

Subtotal	3,759	3,761
Less: valuation allowance	1,436	1,302

Total deferred tax assets	2,323	2,459

Deferred tax liabilities:
Depreciation and other property-related items	2,360	2,567
Other debt-related items	—	95
Intangibles	497	496
Prepaid expenses	23	20
Other	—	1

Total deferred tax liabilities	2,880	3,179

Net deferred tax liability (1)	$557	$720

(1)

The net deferred tax liability above is reflected in the Balance Sheets as follows: Deferred income tax asset of $2 million; Deferred income tax liability of $555 million; Accrued Expenses and other current liabilities - Liabilities held for sale of $4 million.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Due to ongoing losses from operations, we project that future reversals of taxable temporary differences are not sufficient to provide adequate taxable income to realize our deferred tax assets. Accordingly, we have a valuation allowance against the federal, state and foreign deferred tax assets that are not projected to be realizable.

As of December 31, 2019 and 2018, we had federal NOL carryforwards of $2.5 billion and $2.6 billion, respectively. These NOLs will begin to expire in 2030. In addition, we had federal general business tax credits and research tax credit carryforwards of $82 million, which will begin to expire in 2029.

NOL carryforwards for our domestic subsidiaries for state income taxes were $8.6 billion and $9.0 billion as of December 31, 2019 and 2018, respectively. Due to the Company’s recent history of taxable losses, it is more likely than not that the benefit from certain state NOL carryforwards will not be realized. Accordingly, we have provided a valuation allowance on the deferred tax assets relating to these NOL carryforwards which will not more likely than not be realized. These state NOLs will begin to expire in 2021.

NOL carryforwards for our foreign subsidiaries were $84 million and $91 million as of December 31, 2019 and 2018, respectively. Due to the Company’s recent history of taxable losses, it is more likely than not that the benefit from certain foreign NOL carryforwards will not be realized. Accordingly, we have provided a valuation allowance on the deferred tax assets relating to these NOL carryforwards which will not more likely than not be realized. These foreign NOLs do not expire.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Reconciliation of Unrecognized Tax Benefits

	Years Ended December 31,
(In millions)	2019	2018	2017
Balance as of beginning of year	$169	$162	$115
Additions based on tax positions related to the current year	37	—	113
Additions for tax positions of prior years	25	13	1
Reductions for tax positions for prior years	(18)	(5)	(92)
Acquisition of OpCo	—	—	67
Settlements	—	(1)	—
Effect of changes in federal tax law	—	—	(42)

Balance as of end of year	$213	$169	$162

We classify reserves for tax uncertainties within Accrued expenses and other current liabilities and Deferred credits and other liabilities in our Balance Sheets, separate from any related income tax payable or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.

We accrue interest and penalties related to unrecognized tax benefits in income tax expense. During 2019, we increased our accrual by $2 million. During 2018, we increased our accrual by $2 million, and during 2017, we increased our accrual by $2 million (including the interest from OpCo unrecognized tax benefits acquired in 2017). There was an accrual for the payment of interest and penalties of $10 million, $8 million, and $5 million as of December 31, 2019, 2018, and 2017, respectively. Included in the balances of unrecognized tax benefits as of December 31, 2019 and 2018 was approximately $143 million and $145 million, respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate. There were $78 million unrecognized tax benefits as of December 31, 2017 that, if recognized, would impact the effective tax rate.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are subject to exam by various state and foreign tax authorities. As of December 31, 2019, the tax years prior to 2015 are not subject to examination for U.S. income tax purposes and for most of the state or foreign income tax jurisdictions as the statutes of limitations have lapsed.

We believe that it is reasonably possible that the unrecognized tax benefits liability will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 19 — Related Party Transactions

We may engage in transactions with other companies, owned or controlled by affiliates of our significant owners, in the normal course of business. We believe such transactions are conducted at fair value and are immaterial to our financial statements. Significant transactions with related parties are described in the table below.

	Years Ended December 31,
(In millions)	2019	2018	2017
Transactions with Sponsors and their affiliates
Reimbursements and expenses	$—	$—	$34
Expenses paid to Sponsors’ portfolio companies	—	—	3
Transactions with Horseshoe Baltimore
Management fees	9	10	3
Reimbursements and allocated expenses	6	5	16
Transactions with CEOC
Shared services allocated expenses to CEOC	—	—	312
Shared services allocated expenses from CEOC	—	—	71
Management fees incurred	—	—	33
Octavius Tower lease revenue	—	—	26
Other expenses incurred	—	—	9

Transactions with Sponsors and their Affiliates

The members of Hamlet Holdings LLC were comprised of individuals affiliated with Apollo Global Management, LLC and affiliates of TPG Capital LP (collectively, the “Sponsors”) and were significant shareholders. On the Effective Date, we entered into a “Termination Agreement” with the Sponsors and their affiliates, pursuant to which certain agreements terminated. We reimbursed $34 million to the Sponsors on the Effective Date, included in the table above, related to CEOC’s pre-emergence expenses that were paid by the Sponsors. Due to reductions in ownership percentage of the Company starting on the Effective Date, we are no longer controlled or significantly influenced by the Sponsors. Amounts paid prior to the Effective Date to the Sponsors’ portfolio companies with which we engage in transactions are included in the table above. We believe such transactions were conducted at fair value.

Transactions with Horseshoe Baltimore

As described in Note 2, upon our deconsolidation of Horseshoe Baltimore effective August 31, 2017, Horseshoe Baltimore, which remains 44.3% owned by us, is now held as an equity method investment and considered to be a related party. These related party transactions include items such as casino management fees, reimbursement of various costs incurred by CEOC LLC on behalf of Horseshoe Baltimore, and the allocation of other general corporate expenses. A summary of the transactions with Horseshoe Baltimore subsequent to the deconsolidation is provided in the table above.

Transactions with CEOC

As described in Note 1, upon its filing for reorganization under Chapter 11 of the Bankruptcy Code and its subsequent deconsolidation, transactions with CEOC were no longer eliminated in consolidation and were considered related party transactions for Caesars. A summary of these transactions is provided in the table above. However, subsequent to CEOC’s emergence on the Effective Date, CEOC’s successor, OpCo immediately merged with and into CEOC LLC, which is a wholly owned subsidiary of CEC. The following activities, to the extent that they continue subsequent to the Effective Date with CEOC LLC, are eliminated.

Prior to the effective date, pursuant to a shared services agreement, CEOC provided Caesars with certain corporate and administrative services, and the costs of these services were allocated to Caesars. In addition, certain services were provided to CEOC by CEC. Among the services provided were coverage for insurance such as worker’s compensation and employee medical. Caesars Enterprise Services, LLC (“CES”), a subsidiary of CEC, began providing certain services including corporate and administrative services and costs were allocated to CEOC. Additionally, we paid CEOC management fees for certain of our properties, lease payments associated with certain properties and royalty fees for use of certain brands.

Until the Effective Date, the total estimated cost for Caesars Rewards was accrued by CEOC with expenses allocated to our properties; on the Effective Date, administration of Caesars Rewards is managed by CEC.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Due from/to Affiliates

Amounts due from or to affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among Caesars’ consolidated entities.

As of December 31, 2019 and December 31, 2018, Due from affiliates, net was $41 million and $6 million, respectively, and represented transactions with Horseshoe Baltimore.

Note 20 — Segment Reporting

We view each property as an operating segment and aggregate such properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how we manage the business. These segments include the following properties:

Las Vegas	Other U.S.	All Other
Bally’s Las Vegas	Bally’s Atlantic City (1)	Managed Properties (1)	Other
Caesars Palace Las Vegas (1)	Bluegrass Downs (2)	Caesars Dubai	Caesars Interactive Entertainment
The Cromwell	Caesars Atlantic City (1)	Caesars Windsor
Flamingo Las Vegas	Caesars Southern Indiana (1)	Harrah’s Ak-Chin
Harrah’s Las Vegas	Harrah’s Atlantic City	Harrah’s Cherokee
The LINQ Hotel & Casino	Harrah’s Council Bluffs (1)	Harrah’s Cherokee Valley River
The LINQ Promenade	Harrah’s Gulf Coast (1)	Harrah’s Resort Southern California
Paris Las Vegas	Harrah’s Joliet (1)	Horseshoe Baltimore (3)
Planet Hollywood Resort & Casino	Harrah’s Lake Tahoe (1)	Kings & Queens Casino
Rio All-Suite Hotel & Casino (4)	Harrah’s Laughlin (1)
	Harrah’s Louisiana Downs (1)	International (1)
	Harrah’s Metropolis (1)	Alea Glasgow
	Harrah’s New Orleans	Alea Nottingham
	Harrah’s North Kansas City (1)	Caesars Cairo
	Harrah’s Philadelphia (1)	Emerald Casino Resort (5)
	Harrah’s Reno (1)(6)	The Empire Casino
	Harveys Lake Tahoe (1)	Manchester235
	Hoosier Park	Playboy Club London
	Horseshoe Bossier City (1)	Ramses Casino
	Horseshoe Council Bluffs (1)	Rendezvous Brighton
	Horseshoe Hammond (1)	Rendezvous Southend-on-Sea
	Horseshoe Tunica (1)	The Sportsman
Indiana Grand
Tunica Roadhouse (1)(7)

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1)	These properties were not consolidated with CEC prior to the Effective Date with the exception of Horseshoe Baltimore, which was consolidated in the Other U.S. region prior to deconsolidation.
(2)	Bluegrass Downs ceased operations on October 1, 2019.
(3)	As of December 31, 2019, Horseshoe Baltimore was 44.3% owned, and was deconsolidated and held as an equity-method investment effective August 31, 2017.
(4)	Rio was sold on December 5, 2019 and Caesars continues to operate the property under a lease for an initial term of two years.
(5)	In May 2019, we entered into an agreement to sell Emerald Casino Resort. As of December 31, 2019, the property’s assets and liabilities were classified as held for sale.
(6)	In December 2019, we entered into an agreement to sell Harrah’s Reno, contingent upon the Merger.
(7)	Tunica Roadhouse ceased gaming operations in January 2019. Hotel operations continued until it closed in January 2020.

In addition to our properties listed above, other domestic and international properties, including Harrah’s Northern California, are authorized to use the brands and marks of Caesars Entertainment Corporation.

The results of each reportable segment presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions between reportable segments within Caesars. We recast previously reported segment amounts to conform to the way management assesses results and allocates resources for the current year. Net revenues are presented disaggregated by category for contract revenues separate from other revenues by segment.

“All Other” includes managed, international and other properties as well as parent and other adjustments to reconcile to consolidated Caesars results.

Condensed Statements of Operations - By Segment

	Year Ended December 31, 2019
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Casino	$1,149	$3,053	$246	$—	$4,448
Food and beverage (1)	1,017	576	25	—	1,618
Rooms (1)	1,177	401	3	—	1,581
Management fees	—	—	60	(1)	59
Reimbursed management costs	—	2	210	—	212
Entertainment and other	437	183	54	(4)	670

Total contract revenues	3,780	4,215	598	(5)	8,588
Real estate leases (2)	139	10	1	—	150
Other revenues	—	—	4	—	4

Net revenues	$3,919	$4,225	$603	$(5)	$8,742

Depreciation and amortization	$495	$455	$71	$—	$1,021
Income/(loss) from operations	560	525	(467)	—	618
Interest expense	(330)	(572)	(468)	—	(1,370)
Other income/(loss) (3)	(1)	1	(587)	—	(587)
Income tax benefit (4)	—	—	141	—	141

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Year Ended December 31, 2018
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Casino	$1,104	$2,889	$254	$—	$4,247
Food and beverage	975	571	28	—	1,574
Rooms	1,117	399	3	—	1,519
Management fees	—	—	63	(3)	60
Reimbursed management costs	—	2	200	—	202
Entertainment and other	411	175	45	(3)	628

Total contract revenues	3,607	4,036	593	(6)	8,230
Other revenues	146	11	5	(1)	161

Net revenues	$3,753	$4,047	$598	$(7)	$8,391

Depreciation and amortization	$582	$501	$62	$—	$1,145
Income/(loss) from operations	716	434	(411)	—	739
Interest expense	(327)	(556)	(463)	—	(1,346)
Loss on extinguishment of debt	—	—	(1)	—	(1)
Other income (3)	3	2	786	—	791
Income tax benefit (4)	—	—	121	—	121

	Year Ended December 31, 2017
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Casino	$864	$1,188	$116	$—	$2,168
Food and beverage	700	274	8	—	982
Rooms	872	201	1	—	1,074
Management fees	—	—	15	(3)	12
Reimbursed management costs	1	1	46	—	48
Entertainment and other	300	84	24	(3)	405

Total contract revenues	2,737	1,748	210	(6)	4,689
Other revenues	165	10	5	(1)	179

Net revenues	$2,902	$1,758	$215	$(7)	$4,868

Depreciation and amortization	$420	$186	$20	$—	$626
Income/(loss) from operations	549	199	(211)	—	537
Interest expense	(65)	(153)	(555)	—	(773)
Gain on deconsolidation of subsidiary	—	31	—	—	31
Restructuring and support expenses	—	(177)	(1,851)	—	(2,028)
Loss on extinguishment of debt	(4)	(13)	(215)	—	(232)
Other income (3)	4	1	90	—	95
Income tax benefit (4)	—	2	1,993	—	1,995

(1)

As a result of the adoption of ASC 842, as of January 1, 2019, revenue generated from the lease components of lodging arrangements and conventions are no longer considered contract revenue under ASC 606, Revenue from Contracts with Customers. A portion of these balances relate to lease revenues under ASC 842. See Note 10 for further details.

(2)	Real estate leases revenue includes $71 million of variable rental income for the year ended December 31, 2019.
(3)

Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(4)	Taxes are recorded at the consolidated level and not estimated or recorded to our Las Vegas and Other U.S. segments.

Adjusted EBITDA - By Segment

Adjusted EBITDA is presented as a measure of the Company’s performance. Adjusted EBITDA is defined as revenues less operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, and (iv) certain items that we do not consider indicative of its ongoing operating performance at an operating property level. Included in Adjusted EBITDA is property rent expense of $12 million for the year ended December 31, 2019, related to certain land parcels leased from VICI.

In evaluating Adjusted EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management.

	Year Ended December 31, 2019
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Net income/(loss) attributable to Caesars	$229	$(46)	$(1,378)	$—	$(1,195)
Net loss attributable to noncontrolling interests	—	—	(3)	—	(3)
Income tax benefit (1)	—	—	(141)	—	(141)
Other (income)/loss (2)	1	(1)	587	—	587
Interest expense	330	572	468	—	1,370
Depreciation and amortization	495	455	71	—	1,021
Impairment of goodwill	—	27	—	—	27
Impairment of tangible and other intangible assets	380	11	50	—	441
Other operating costs (3)	22	22	92	—	136
Stock-based compensation expense	8	10	70	—	88
Other items (4)	3	2	69	—	74

Adjusted EBITDA	$1,468	$1,052	$(115)	$—	$2,405

	Year Ended December 31, 2018
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Net income/(loss) attributable to Caesars	$392	$(122)	$33	$—	$303
Net income/(loss) attributable to noncontrolling interests	—	2	(1)	—	1
Income tax benefit (1)	—	—	(121)	—	(121)
Loss on extinguishment of debt	—	—	1	—	1
Other income (2)	(3)	(2)	(786)	—	(791)
Interest expense	327	556	463	—	1,346
Depreciation and amortization	582	501	62	—	1,145
Impairment of goodwill	—	17	26	—	43
Impairment of tangible and other intangible assets	—	26	9	—	35
Other operating costs (3)	52	21	82	—	155
Stock-based compensation expense	8	10	61	—	79
Other items (4)	4	5	103	—	112

Adjusted EBITDA	$1,362	$1,014	$(68)	$—	$2,308

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Year Ended December 31, 2017
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Net income/(loss) attributable to Caesars	$484	$(103)	$(749)	$—	$(368)
Net loss attributable to noncontrolling interests	—	(7)	—	—	(7)
Income tax benefit (1)	—	(2)	(1,993)	—	(1,995)
Gain on deconsolidation of subsidiary	—	(31)	—	—	(31)
Restructuring and support expenses	—	177	1,851	—	2,028
Loss on extinguishment of debt	4	13	215	—	232
Other income (2)	(4)	(1)	(90)	—	(95)
Interest expense	65	153	555	—	773
Depreciation and amortization	420	186	20	—	626
Other operating costs (3)	25	3	37	—	65
Stock-based compensation expense	4	3	36	—	43
Other items (4)	9	7	74	—	90

Adjusted EBITDA	$1,007	$398	$(44)	$—	$1,361

(1)	Taxes are recorded at the consolidated level and not estimated or recorded to our Las Vegas and Other U.S. segments.
(2)

Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(3)

Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees (including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties), lease termination costs, regulatory settlements, weather related property closure costs, severance costs, gains and losses on asset sales, demolition costs, and project opening costs.

(4)

Amounts include other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses and transformation expenses, litigation awards and settlements, permit remediation costs, and costs associated with CEOC’s restructuring and related litigation.

Condensed Balance Sheets - By Segment

	As of December 31, 2019
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Total assets	$13,138	$8,509	$6,829	$(3,131)	$25,345
Total liabilities	5,896	5,730	11,519	(11)	23,134

	As of December 31, 2018
(In millions)	Las Vegas	Other U.S.	All Other	Elimination	Caesars
Total assets	$13,987	$8,565	$6,046	$(2,823)	$25,775
Total liabilities	5,730	5,143	11,267	297	22,437

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 21 — Quarterly Results of Operations (Unaudited)

(In millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2019
Net revenues	$2,115	$2,222	$2,236	$2,169	$8,742
Income/(loss) from operations	240	269	(68)	177	618
Net loss	(218)	(315)	(360)	(305)	(1,198)
Net loss attributable to Caesars	(217)	(315)	(359)	(304)	(1,195)
Basic loss per share	(0.32)	(0.47)	(0.53)	(0.45)	(1.77)
Diluted loss per share	(0.32)	(0.47)	(0.53)	(0.45)	(1.77)

2018
Net revenues	$1,972	$2,119	$2,185	$2,115	$8,391
Income from operations	125	282	232	100	739
Net income/(loss)	(34)	29	111	198	304
Net income/(loss) attributable to Caesars	(34)	29	110	198	303
Basic earnings/(loss) per share	(0.05)	0.04	0.16	0.29	0.44
Diluted earnings/(loss) per share (1)	(0.05)	0.02	0.05	(0.15)	(0.25)

(1)

The Company identified an error in the computation of Diluted earnings per share (“EPS”) in the financial statements for the year ended December 31, 2018 and the second, third, and fourth quarters within the fiscal year. The Company did not reverse the changes in fair value of the CEC Convertible Notes, net of tax, from Net income/(loss) attributable to Caesars for the purpose of calculation of Diluted EPS. Diluted EPS of $0.04 for the second quarter of 2018 has been corrected to Diluted EPS of $0.02, Diluted EPS of $0.14 for the third quarter of 2018 has been corrected to Diluted EPS of $0.05, Diluted EPS of $0.25 for the fourth quarter of 2018 has been corrected to Diluted loss per share of $0.15, and Diluted EPS of $0.41 for the year ended December 31, 2018 has been corrected to Diluted loss per share of $0.25. See Note 14.

Fourth Quarter of 2019: Impairment of goodwill and other intangible assets was recognized (see Note 7).

Third Quarter of 2019: Related to the sale of Rio, impairment of land and buildings was recognized (see Note 6).

Fourth Quarter of 2018: Impairment of goodwill was recognized (see Note 7). Impairment of tangible and other intangible assets was recognized (see Note 6 and Note 7). Change in the fair value of derivative component of the convertible notes was recognized (see Note 8).

Third Quarter of 2018: Centaur’s results are consolidated with CEC subsequent to the acquisition on July 16, 2018. See Note 4.